Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ARMINAK & ASSOCIATES, LLC

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ARMINAK & ASSOCIATES, LLC	i

EXHIBITS	iv

SCHEDULES	iv

ARTICLE I GENERAL PROVISIONS; DEFINITIONS	1

Section 1.1 Formation of the Company; Term	1

Section 1.2 Limited Liability Company Agreement	1

Section 1.3 Name	2

Section 1.4 Purpose and Powers	2

Section 1.5 Principal Office; Registered Office and Agent	2

Section 1.6 No State Law Partnership	2

Section 1.7 Definitions	3

ARTICLE II CAPITAL CONTRIBUTIONS AND ACCOUNTS; FINANCING	9

Section 2.1 Authorized Units	9

Section 2.2 Issuance of Units	9

Section 2.3 Capital Accounts	11

Section 2.4 Negative Capital Account	12

Section 2.5 No Interest	12

Section 2.6 No Withdrawal	12

Section 2.7 Article 8 Election; Legend	12

Section 2.8 Borrowing from Members; Lending to Members; Financing	13

ARTICLE III DISTRIBUTIONS AND ALLOCATIONS	14

Section 3.1 Distributions	14

Section 3.2 Capital Accounting Allocations	19

Section 3.3 Tax Allocations	20

ARTICLE IV MANAGEMENT	21

Section 4.1 Authority of Board	21

Section 4.2 Composition of the Board	21

Section 4.3 Proxies	22

Section 4.4 Meetings and Consent Rights, etc.	23

Section 4.5 Delegation of Authority	28

Section 4.6 Purchase of Units	28

Section 4.7 Limitation of Liability	28

i

EXHIBITS

Exhibit A – Put/Call Unit Purchase Agreement

Exhibit B – Dispute Resolution Procedures

SCHEDULES

Schedule 2.2(a) – Prior Unit Ownership

Schedule 2.2(f) – Unit Ownership Ledger

Schedule 4.4(e) – Certain Transactions with Affiliates

Schedule 8.1 – Put/Call Purchase Price Calculation

Schedule 12.12 – Addresses for Notices

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF ARMINAK & ASSOCIATES, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of February 24, 2012, by and among Arminak & Associates, LLC, a Delaware limited liability company (the “Company”), HRA Holding Corporation, a California corporation (“HRA”), NC Holding, LLC, a California limited liability company (“Newco” and together with HRA, the “A&A Members”), Rieke-Arminak Corp., a Delaware corporation (“Rieke Member”), and the other parties listed on the signature pages from time to time attached hereto (together, the “LLC Parties”). Certain capitalized terms used herein are defined in Section 1.7.

WHEREAS, the A&A Members were parties to that certain First Amended and Restated Limited Liability Company Agreement of Arminak & Associates, LLC dated February 17, 2012 (the “Prior LLC Agreement”).

WHEREAS, Rieke Member has purchased its Units in accordance with the terms of the Purchase Agreement.

WHEREAS, the Company, Rieke Member and the A&A Members, desire to amend and restate the Prior LLC Agreement on the terms and conditions set forth herein, and for this Agreement to supersede the Prior LLC Agreement in its entirety, effective as of the date first set forth above.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS; DEFINITIONS

Section 1.1 Formation of the Company; Term.

The Company was formed as of February 20, 2001, by the execution and filing of articles of incorporation (the “Articles”) with the Secretary of State of the State of California. The Company was converted to a California limited liability company by the execution and filing of a statement of conversion with the Secretary of State of the State of California on February 13, 2012. The Company was converted to a Delaware limited liability company by the execution and filing of a certificate of formation and a certificate of conversion with the Secretary of State of the State of Delaware on February 15, 2012. The term of the Company commenced upon the filing of the Articles and shall continue in perpetuity until the dissolution and termination of the Company in accordance with the provisions of ARTICLE VI hereof.

Section 1.2 Limited Liability Company Agreement.

The Unitholders have entered into this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Unitholders hereby agree that effective on the date first set forth above and continuing throughout the remainder of the term of the Company set forth in Section 1.1, the rights and obligations of the Unitholders with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act; provided, that where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, this Agreement shall control such rights and obligations.

Section	1.3 Name.

The name of the Company shall be “Arminak & Associates, LLC”, or such other name or names as may from time to time be designated by the Board. The Company’s business may be conducted under its name and/or any other name or names as the Board may deem advisable.

Section	1.4 Purpose and Powers.

The Company is organized for the object and purpose of engaging in all such lawful transactions and business activities as may be determined from time to time by the Board. The Company shall have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent that the same may be lawfully exercised by limited liability companies under the Act.

Section	1.5 Principal Office; Registered Office and Agent.

(a) The principal office of the Company shall be located at 1350 Mountain View Circle, Azusa, California 91702, or at such other place as the Board may from time to time designate. The Company may have such other offices as the Board may from time to time designate.

(b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company. The Board may, in its discretion, change the registered office and/or registered agent from time to time by (i) filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act and (ii) giving notice of such change to each of the Unitholders.

Section	1.6 No State Law Partnership.

Other than for U.S. federal, state and local income tax purposes, the Unitholders intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, and neither this Agreement nor any document entered into by the Company or any Unitholder shall be construed to suggest otherwise.

Section	1.7 Definitions.

Capitalized terms used in this Agreement shall have the following meanings:

“A&A Members” is defined in the introduction to this Agreement.

“A&A Representative” has the meaning specified in Section 5.7.

“Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.

“Adjusted Applicable Percentage” has the meaning specified in Section 3.1(b)(ii) hereof.

“Adjusted Capital Account Deficit” means with respect to any Unitholder as of the end of any Taxable Year, the amount by which the balance in such Unitholder’s Capital Account as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) is less than zero.

“Adjusted Gross Profit” means net product sales of the Company, determined in accordance with GAAP and Section 4.4(e), less the cost of sales related to such net product sales, computed in accordance with GAAP and Section 4.4(e), including royalty expense; customs / duties; freight expense (inbound / outbound), net of inbound freight costs capitalized in inventory; China quality inspection costs; and product re-work costs, which are mutually agreed-upon by the parties, as described in Section 4.4(e) and/or summarized in the Adjusted Gross Profit Methodology posted to Dataroom at Index #7.7, which Adjusted Gross Profit Methodology may be amended, from time to time, with the written approval of all of the Members. For the avoidance of doubt, customer returns, or other deductions off invoice shall be included in Adjusted Gross Profit while bad debt expense or provisions for doubtful accounts are and shall be reported in operating expenses and excluded from Adjusted Gross Profit.

“Adjusted Gross Profit Statement” has the meaning specified in Section 8.1(c)(i) hereof.

“Admission Date” has the meaning specified in Section 8.6 hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, or the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any natural person, “Affiliate” will include such Person’s minor children (in each case, whether by blood or adoption).

“Annual Budget” means with respect to any Fiscal Year of the Company Group, a budget prepared by the Company and approved by the Board which sets forth in reasonable detail (i) the amounts and categories of expenditures expected to be incurred by the Company Group for such Fiscal Year (including general and administrative expenses and capital expenditures), (ii) the amounts and categories of revenues expected to be received by the Company Group in such Fiscal Year, and (iii) estimated tax distributions for such Fiscal Year, as such budget may be subsequently revised or amended.

“Applicable Percentage” has the meaning specified in Section 3.1(b)(ii) hereof.

“Approval of HRA” or “Approved by HRA” means the approval or consent of HRA.

“Approval of Rieke Member” or “Approved by Rieke Member” means the approval or consent of Rieke Member.

“Board” means the board of managers of the Company, which shall have the power and authority described in this Agreement (as amended from time to time), including without limitation the power and authority described in ARTICLE IV hereof.

“Book Value” means, with respect to any property contributed to the Company, or for federal income tax purposes deemed contributed to the Company, the Fair Market Value of such property at the time of such contribution or deemed contribution, and with respect to any other Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted (in each case) from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Company makes such permitted adjustments) by Treasury Regulations Section 1.704-1(b)(2)(iv)(d)-(g) and this Agreement, provided that the Book Value of any property that is deemed for federal income tax purpose to have been contributed by HRA to the Company on the date Newco became a Member shall be equal to the amount debited with respect to such property in connection with the credit to HRA’s Capital Account as of such date, consistent with the Prior LLC Agreement.

“Call” has the meaning specified in Section 8.1(a) hereof.

“Capital Account” has the meaning specified in Section 2.3(a) hereof.

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property which a Unitholder contributes or is deemed to have contributed to the Company after the date first set forth above with respect to the issuance of any Unit pursuant to Section 2.2 after the date first set forth above, net of any liabilities assumed by the Company in consideration for such transfer or to which the contributed assets are subject.

“Change of Control Transaction” means (a) any merger or consolidation of the Company with or into any other entity or Person, or any other corporate reorganization, in which the members of the Company immediately prior to such merger, consolidation or reorganization own less than fifty percent (50%) of the voting power or equity interests of the surviving entity immediately after such merger, consolidation or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power or equity interests are transferred; or (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company Group taken as a whole, in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Company.

“Class A Common Unit” means a Unit representing a fractional part of the Unitholders’ interests in the Profits, Losses, and Distributions of the Company (and, to the extent the holder thereof has been admitted as a Member, having the other rights and obligations) specified with respect to Class A Common Units in this Agreement.

“Class A Common Unitholders” means holders of Class A Common Units.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means Arminak & Associates, LLC, a Delaware limited liability company, and where the context requires, any predecessor entity or any successor entity.

“Company Excluded Product” has the meaning specified in Section 4.4(e) hereof.

“Company Group” means the Company and its Subsidiaries.

“Company Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(d).

“Confidential Information” has the meaning specified in Section 5.4 hereof.

“Dataroom” means the electronic data room established at the Merrill DataSite titled “Project Package”.

“Distribution” means each distribution made by the Company to a Unitholder with respect to such Person’s Units after the date first set forth above, whether in cash, property or securities of the Company and whether by liquidating distribution, dividend or otherwise; provided that “Distribution” shall not include any exchange of securities of the Company (whether resulting from the conversion of the Company from a limited liability company to a corporation or otherwise), any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Exercise Period” has the meaning specified in Section 8.1(a) hereof.

“Exercise Period Gross Profit” has the meaning specified in Section 8.1(c)(i) hereof.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exempt Issuance” has the meaning specified in Section 2.2(d) hereof.

“Existing Customers” has the meaning specified in Section 4.4(e) hereof.

“Fair Market Value” has the meaning specified in Section 6.3 hereof.

“First Exercise Period” has the meaning specified in Section 8.1(a) hereof.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.3 hereof.

“Former Member” means a Person who was previously a Member but no longer owns any Units.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“HSR Filing” has the meaning specified in Section 8.1(c)(i) hereof.

“Incremental Sales” has the meaning specified in Section 4.4(e) hereof.

“Independently Developed New Customers” has the meaning specified in Section 4.4(e) hereof.

“Indemnified Person” has the meaning specified in Section 4.8(a) hereof.

“Indemnified Losses” means Losses as defined in the Purchase Agreement, that are subject to indemnification in accordance with Article 10 of the Purchase Agreement.

“Insolvency Event” has the meaning specified in Section 4.4(f) hereof.

“Intercompany Profit” has the meaning specified in Section 4.4(e) hereof.

“Jointly Developed New Customers” has the meaning specified in Section 4.4(e) hereof.

“Liquidity Event” has the meaning specified in Section 3.1(e) hereof.

“Loan Rate” has the meaning specified in Section 3.1(c) hereof.

“Losses” means items of Company loss and deduction determined in accordance with Section 2.3(b).

“Member” means each of the Persons listed on the signature pages hereto as Members and each Person who is admitted to the Company as a Member pursuant to Section 2.2 or ARTICLE X, in each case so long as such Person continuously holds any Units. For avoidance of doubt, all Members are Unitholders (but not all Unitholders are Members).

“Members’ Estimated Tax Liability” is defined in Section 3.1(b)(ii) hereof.

“NASDAQ System” means The Nasdaq Stock Market.

“Offer Note” has the meaning specified in Section 8.1(b) hereof.

“Offered Units” has the meaning specified in Section 8.1(b) hereof.

“Offering Member” has the meaning specified in Section 8.1(b) hereof.

“Other Indemnitor” has the meaning specified in Section 4.8(g) hereof.

“Parent Guaranty” has the meaning specified in the Purchase Agreement.

“Percentage Interest” means, with respect to any Member, the percentage obtained by dividing the Units held by such Member by the number of Units held by all Members.

“Permitted Transfer” has the meaning specified in Section 8.4 hereof.

“Permitted Transferee” means any transferee in a Permitted Transfer.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Preemptive Rights” has the meaning specified in Section 2.2(d) hereof.

“Prior LLC Agreement” is defined in the recitals to this Agreement.

“Profits” means items of Company income and gain determined in accordance with Section 2.3(b).

“Purchase Agreement” means that certain Purchase Agreement entered into, by and among the Company, Rieke Member, Helga Arminak, Armin Arminak, Roger Abadjian and the A&A Members, dated as of February 24, 2012.

“Purchase Price” has the meaning specified in Section 8.1(e) hereof.

“Put” has the meaning specified in Section 8.1(a) hereof.

“Put/Call End Date” has the meaning specified in Section 8.1(a) hereof.

“Put/Call Exercise Period” has the meaning specified in Section 8.1(a) hereof.

“Put/Call Period” has the meaning specified in Section 8.1(e) hereof.

“Regular Tax Fiscal Year” has the meaning specified in Section 3.1(b) hereof.

“Reoffer Notice” has the meaning specified in Section 2.2(d) hereof.

“Representative” means a Person designated by the A&A Members or the Rieke Member to act for and on behalf of the designating Member(s) in connection with this Agreement.

“Rieke Class A Common Units” has the meaning specified in Section 2.2(b) hereof.

“Rieke Excluded Product” has the meaning specified in Section 4.4(e) hereof.

“Rieke Group” is defined in Section 4.4(d) hereof.

“Rieke Member” is defined in the preamble of this Agreement.

“Sage Fees” has the meaning specified in Section 8.1(e) hereof.

“Second Exercise Period” has the meaning specified in Section 8.1(a) hereof.

“Section 743 Adjustments” has the meaning specified in Section 3.1(b)(ii) hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Shareholders” means Helga Arminak, Armin Arminak and Roger Abadjian.

“Sub Board” has the meaning specified in Section 4.2(c) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” has the meaning specified in Section 10.1 hereof.

“Tax Distribution Rate” has the meaning specified in Section 3.1(b)(ii) hereof.

“Tax Matters Partner” has the meaning specified in Section 7.7 hereof.

“Tax Payment Loan” has the meaning specified in Section 3.1(c)(i) hereof.

“Taxable Year” shall have the meaning specified in Section 7.5 hereof.

“Third Exercise Period” has the meaning specified in Section 8.1(a) hereof.

“Transfer” has the meaning specified in Section 8.1 hereof.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Unit” means a Class A Common Unit.

“Unit Ownership Ledger” has the meaning specified in Section 2.2(f) hereof.

“Unitholder” means any owner of one or more Units.

“Withholding Tax Act” has the meaning specified in Section 3.1(c)(i) hereof.

ARTICLE II

CAPITAL CONTRIBUTIONS AND ACCOUNTS; FINANCING

Section 2.1 Authorized Units.

The total Units which the Company has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected as an addendum to the Unit Ownership Ledger) and on the date first set forth above shall consist of Ten Thousand (10,000) Class A Common Units.

Section 2.2 Issuance of Units

(a) Prior Ownership of Units. Immediately prior to the date hereof, the A&A Members owned the Units set forth opposite such Person’s name on the attached Schedule 2.2(a), free and clear of all liens and encumbrances.

(b) Sale of Units to Rieke Member. Contemporaneously with the execution of this Agreement, the parties to the Purchase Agreement have consummated the closing of the transactions contemplated by the Purchase Agreement, pursuant to which (i) Rieke Member has purchased from HRA, and HRA has sold to Rieke Member, the Class A Common Units set forth opposite Rieke Member’s name on the Unit Ownership Ledger (the “Rieke Class A Common Units”).

(c) Additional Issuances of Units. Notwithstanding any other provision of this Agreement, no additional Units shall be issued by the Company on or before the Put/Call End Date (as may be extended pursuant to Section 8.1) without the unanimous consent of all Members. As provided in Section 2.2(d), each Member shall be entitled to participate in any issuance of additional Units in order to retain their percentage interest in the Company. Subject to the restrictions on issuance set forth herein, the Company may issue authorized but unissued Units at such times and from time to time, to such Persons, in such amounts, at such price and on such other terms and conditions as shall be determined and approved by the Board. If any Units are repurchased, redeemed, or otherwise reacquired by the Company, such Units shall be returned to authorized but unissued Units, and such Units shall be available for reissuance in accordance with the terms of this Section 2.2(c). Other than as set forth in this Section 2.2, the Company shall not offer or issue any Units to any Person.

(d) Preemptive Rights. In the event of any sale of equity securities of the Company or any of its Subsidiaries, or any securities (including rights, options or warrants) convertible into or exchangeable or exercisable for equity securities of the Company or any of its Subsidiaries, at any time and from time to time after the date hereof, the Company shall first offer in writing, accompanied by a description of the purpose of such offering and intended uses of the proceeds from such offering, (the “Preemptive Rights Notice”) to sell to each Member in respect of its Class A Common Units a portion of such securities equal to the quotient obtained by dividing (x) the sum of the number of Class A Common Units held by such Class A Common Unitholder, by (y) the sum of the total number of Class A Common Units. If all such securities are not subscribed to by Members in writing delivered to the Company within ten business days after the date of delivery of the Preemptive Rights Notice, the unsubscribed equity securities will be reoffered on the terms set forth above one or more times in writing (each, a “Reoffer Notice”) to the Members who subscribed to the maximum number to which they were entitled pursuant to the preceding offering round, and each such Member shall be entitled to purchase a pro rata share of such available securities by so notifying the Company in writing within three business days after the date of delivery of the applicable Reoffer Notice, until all such securities have been subscribed to or no Member desires to subscribe to the remaining offered securities. Each Member shall be entitled to purchase or receive such securities at the most favorable price and on the most favorable terms that such securities are to be offered to any other Person, and the Company may not offer any securities to any Person at a price or on terms more favorable to the offerees thereof than those on which such securities were offered to the Members unless such securities are first offered to the Members at such more favorable price and on such more favorable terms; provided that notwithstanding the foregoing, in the event that the Company is issuing more than one type or class of securities in connection with such issuance, each Member participating in such issuance shall be required to acquire such Member’s pro rata portion (as determined above) of all such types and classes of securities. Such securities specified in the Preemptive Rights Notice and the Reoffer Notice that are not purchased by Members pursuant to the terms of this Section 2.2(d) may be issued and sold by the Company to the offerees thereof (on terms no more favorable to the offerees than the terms offered in such Notices) within 90 days of the date of the Preemptive Rights Notice. Any securities not issued within such 90-day period will be subject to the provisions of this Section 2.2(d) upon subsequent issuance.

Notwithstanding the foregoing, if the Board determines that it should, in the best interests of the Company, issue equity securities that would otherwise be required to be offered under this Section 2.2(d) prior to their issuance, it may issue such equity securities without first complying with the foregoing paragraph; provided that, within thirty (30) days after such issuance, it offers each Member, in respect of its Class A Common Units the opportunity to purchase, on the same terms and at the same price as applicable to such issuance, the number of equity securities that would enable such Member to maintain the same Percentage Interest it had prior to the issuance of equity securities pursuant to this paragraph. If the Company makes any distribution with respect to equity securities issued under this paragraph before the other Members have purchased such equity securities pursuant to this paragraph, then such other Members that purchase such equity securities shall be entitled to a proportionate distribution upon the closing of such purchase as if such equity securities were outstanding at the time of the original distribution.

The Members agree that each Member shall have the right, in its, her or his sole discretion, to assign, on any one or more occasions, all or any portion of its, her or his rights under this Section 2.2(d) to any one or more of its, her or his Affiliates.

(e) Certificates. All Units issued hereunder shall be certificated.

(f) Unit Ownership Ledger. Schedule 2.2(f) attached hereto is a ledger (the “Unit Ownership Ledger”) setting forth the name of each Unitholder and the number of Units held by each such Unitholder as of the date first set forth above. Upon any change in the number or ownership of outstanding Units, the Company shall amend and update the Unit Ownership Ledger and shall deliver a copy of such updated ledger to each holder of Units. Absent manifest error, the ownership interests recorded on the Unit Ownership Ledger shall be conclusive record of the Units that have been issued and are outstanding.

Section 2.3 Capital Accounts.

(a) The Company established and maintained according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) a separate “Capital Account” for each A&A Member pursuant to the Prior LLC Agreement. As of the date first set forth above, the Capital Account of Rieke Member shall be equal to 70 / 99 multiplied by the Capital Account of HRA pursuant to the Prior LLC Agreement immediately prior to the date first set forth above, the Capital Account of HRA shall be equal to 29 / 99 multiplied by the Capital Account of HRA pursuant to the Prior LLC Agreement immediately prior to the date first set forth above, and the Capital Account of Newco shall be equal to the Capital Account of Newco pursuant to the Prior LLC Agreement immediately prior to the date first set forth above (by reason of which the Members’ Capital Accounts are, as of the date hereof, proportionate to their Percentage Interests). The Company shall maintain such separate Capital Account for each Unitholder after the date first set forth above according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company shall, upon the occurrence, after the date first set forth above, of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5), and may, at such other times after the date first set forth above as the Board reasonably determines to be necessary or appropriate to reflect the relative interests of the Unitholders in the Company, increase or decrease the Capital Accounts in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g) to reflect a revaluation of Company property at its Fair Market Value.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to ARTICLE III and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B), Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) Without duplicating any adjustment under Section 2.3(b)(v) or Section 2.3(b)(vi) below, if the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Gain or loss on the sale or other disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Gain or loss of the Company with respect to any property distributed to a Unitholder shall be computed as if the Company had sold such property on the date of such distribution at a price equal to its Fair Market Value at that date.

Section 2.4 Negative Capital Account.

No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company).

Section 2.5 No Interest.

Except as otherwise expressly provided herein, no Unitholder shall be entitled to receive interest from the Company in respect of its Capital Contributions or in respect of any positive balance in its Capital Account, and no Unitholder shall be liable to pay interest to the Company in respect of any negative balance in its Capital Account.

Section 2.6 No Withdrawal.

No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 2.7 Article 8 Election; Legend.

All Units shall be “securities” governed by Article 8 of the Uniform Commercial Code. Delaware shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of the Units. Any certificate evidencing Units shall bear a legend substantially to the following effect:

“THIS CERTIFICATE EVIDENCES UNITS IN ARMINAK & ASSOCIATES, LLC AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF DELAWARE.”

Section 2.8 Borrowing from Members; Lending to Members; Financing.

(a) Should the Company lack sufficient cash to pay its obligations, the Company shall be authorized to borrow needed funds from Rieke Member or any other Member that agrees to advance all or part of the needed funds to or on behalf of the Company, in each case, as determined by the Board in its sole discretion. A loan obtained from a Member in accordance with this Section 2.8(a) shall constitute a loan from the Member to the Company, and shall be on market terms, including a market rate of interest from the date of the borrowing until the date of repayment, and the borrowed funds shall not be considered a capital contribution for any purpose under this Agreement.

(b) The Company shall be authorized to enter into an arrangement with Rieke Member to provide cash management services, including a daily ‘cash sweep’ of the Company’s accounts and the release of swept cash when and as needed for the operations of the Company, as determined by the Board in its sole discretion. The net cash balance at any time shall be treated as a loan transaction between the Company and Rieke Member, such that if Rieke Member is holding excess cash swept from Company accounts, such amount shall be deemed to constitute a loan from the Company to Rieke Member, which shall be on market terms, including a market rate of interest from the date of the borrowing until the date of repayment, and the borrowed funds shall not be considered a capital distribution to Rieke Member for any purpose under this Agreement. Likewise, if Rieke Member advances cash to the Company in excess of the amounts swept from the Company accounts, such net advances shall be deemed to constitute a loan from Rieke Member to the Company, which loan shall be on market terms, including a market rate of interest from the date of the advance until the date of repayment, and the borrowed funds shall not be considered a capital contribution from Rieke Member for any purpose under this Agreement.

(c) The Board shall also consider alternative financing sources in order for the Company to maintain a debt and equity capital structure that the Board deems appropriate for the Company. In connection therewith, the Board is authorized to attempt to obtain financing proposals from third party institutional lenders to provide non-recourse debt or otherwise to raise funds required to meet the financial obligations of the Company for budget shortfalls and for other capital and operating expenses (to the extent permitted under the operative terms of any loan documents binding on the Company), and to the extent the Board obtains market rate financing proposals from institutional lenders for non-recourse debt, the Board shall consider such proposals, evaluating, among other things, the identity of the proposed lender, the term, interest rate and other material terms of such loan, the risks to the Company and its Members related to such proposed loan and the perceived ability of a prospective lender to close such loan.

(d) For avoidance of doubt, the Company will have the power and shall be authorized to (i) borrow money from banks, other lending institutions, Rieke Member or Affiliates of Rieke Member, (ii) lend money to Rieke Member or its Affiliates, (iii) guaranty loans of Rieke Member or its Affiliates and grant security interests in its assets and assets of its Subsidiaries and Affiliates, and pledge stock and other equity interests in its Subsidiaries and Affiliates, to secure such loans and guaranties, and (iv) enter into an accounts receivable credit facility with Rieke Member or its Affiliates, in each case, at such times and on such terms and conditions as may be determined by the Board in its sole discretion, without requiring approval from any Member provided that all borrowings from the Company all loans to the Company and all accounts receivable credit facility with Rieke Member or its Affiliates are on arms’ length terms.

(e) Subject to the provisions of this Agreement, each of the Members hereby agrees to reasonably cooperate in connection with any debt financing of the Company, Rieke Member or any of its Affiliates to the extent required under Section 9.3 of the Purchase Agreement.

ARTICLE III

DISTRIBUTIONS AND ALLOCATIONS

Section 3.1 Distributions.

(a) Except as otherwise provided herein, prior to January 1, 2017, the Company shall make no Distributions to the Unitholders in respect of their Units (which shall not restrict the Company from lending funds to a Member pursuant to Section 2.8). Except as otherwise provided herein, after January 1, 2017, the Company shall make Distributions of available cash on a quarterly basis to the Unitholders in respect of their Units in the aggregate amount determined by the Board in its reasonable discretion. All distributions pursuant to this Section 3.1(a) shall be made in the order and priority set forth in Section 3.1(e).

(b) Tax Distributions.

(i) The Company shall make tax distributions of cash in respect of each Fiscal Year in the aggregate amount of the Members’ Estimated Tax Liability for such Fiscal Year, to the Members and Former Members as provided in Section 3.1(d). For the avoidance of doubt, no tax distributions shall be made in respect of any period ending on or before the date first set forth above. Any tax distributions with respect to a Fiscal Year pursuant to Section 3.1(d) shall be made in quarterly installments (on or prior to March 1, June 1, September 1 and December 1 of such Fiscal Year) as reasonably determined by the Board to assist Members and Former Members in satisfying their obligations to make estimated tax payments; provided that a true-up tax distribution with respect to such Fiscal Year shall be made pursuant to Section 3.1(d) on or prior to April 1 of the immediately following Fiscal Year (and thereafter, if necessary) to the extent the Members’ Estimated Tax Liability at that time exceeds the aggregate tax distributions previously made with respect to such Fiscal Year. Notwithstanding the foregoing, no tax distributions shall be made pursuant to Section 3.1(d) in connection with any Liquidity Event or with respect to any proceeds realized by the Company in connection with any such Liquidity Event.

(ii) For purposes of this Section 3.1, the “Members’ Estimated Tax Liability” for any Fiscal Year means the product of (x) the taxable income of the Company (without taking into account any deductions of the Company for any “personal interest” expenses within the meaning of Code Section 163(h) (including, without limitation, interest expenses on indebtedness incurred to pay tax distributions pursuant to this Section 3.1(b)), any “investment interest” expenses of the Company in excess of “investment income” of the Company within the meaning of Code Section 163(d), or any allowable deductions of any Unitholder resulting from adjustments under Code Section 743 (“Section 743 Adjustments”)) for such Fiscal Year, as projected from time to time in good faith by the Board, reduced by any net losses and deductions (i.e., the excess of losses and deductions over income and gains) of the Company for federal income tax purposes for any and all earlier Fiscal Years ending after the date hereof except to the extent (A) any such losses or deductions were previously applied to reduce a tax distribution under Section 3.1(d), (B) the carryforward period for such losses or deductions applicable to an individual Member has expired or (C) the nature of the losses or deductions is such that they would not be deductible against the current year’s taxable income, and (y) the Tax Distribution Rate for such Fiscal Year.

For purposes of Section 3.1, the “Tax Distribution Rate” for any Fiscal Year other than a Regular Tax Fiscal Year shall mean the sum of (I) the highest marginal U.S. federal alternative minimum tax rate (including any surtax) that applies to a U.S. citizen for such Fiscal Year (currently 28%), (II) the highest marginal California personal income tax rate (including any surtax) that applies to a California resident individual for such Fiscal Year (currently 10.3%), (III) the Applicable Percentage of the highest marginal California franchise tax rate (including any surtax) that applies to an S corporation doing business in California for such Fiscal Year (currently 1.08%, which is 72% of 1.5%), and (IV) if for such Fiscal Year the U.S. federal self-employment tax applies to Helga Arminak with respect to the passthrough of income to her from HRA as an S corporation, the average tax rate that when multiplied by the product of HRA’s share of the amount determined pursuant to clause (x) of this Section 3.1(b)(ii) above and a fraction the numerator of which is equal to the number of her outstanding shares of the stock of HRA and the denominator of which is equal to the total number of outstanding shares of the stock of HRA (such fraction is currently 19 / 20) yields the amount of such self-employment tax applicable to her for such Fiscal Year with respect to such income (currently zero) multiplied by the excess of 100% over one-half of the percentage determined pursuant to (I) above for such Fiscal Year (currently  1/2 of 28%, or 14%, resulting in an excess equal to 86%).

For purposes of Section 3.1, the “Tax Distribution Rate” for any Regular Tax Fiscal Year shall mean the sum of (I) the highest marginal U.S. federal income tax rate (including any surtax) that applies to a U.S. citizen for such Regular Tax Fiscal Year (currently 35%), (II) the Adjusted Applicable Percentage of the highest marginal California personal income tax rate (including any surtax) that applies to a California resident individual for such Regular Tax Fiscal Year (currently scheduled to be 8.033%, which is 77.992% of 10.3%), (III) the Applicable Percentage of the highest marginal California franchise tax rate (including any surtax) that applies to an S corporation doing business in California for such Regular Tax Fiscal Year (currently 0.975%, which is 65% of 1.5%), and (IV) if for such Regular Tax Fiscal Year the U.S. federal self-employment tax applies to Helga Arminak with respect to the passthrough of income to her from HRA as an S corporation, the average tax rate that when multiplied by the product of HRA’s share of the amount determined pursuant to clause (x) of this Section 3.1(b)(ii) above and a fraction the numerator of which is equal to the number of her outstanding shares of the stock of HRA and the denominator of which is equal to the total number of outstanding shares of the stock of HRA (such fraction is currently 19 / 20) yields the amount of such self-employment tax applicable to her for such Regular Tax Fiscal Year with respect to such income (currently zero) multiplied by the excess of 100% over one-half of the percentage determined pursuant to (I) above for such Regular Tax Fiscal Year (currently  1/2 of 35%, or 17.5%, resulting in an excess equal to 82.5%).

For purposes of Section 3.1, “Applicable Percentage” shall mean one hundred percent (100%) minus (i) for any Fiscal Year other than a Regular Tax Fiscal Year, the highest marginal U.S. federal alternative minimum tax rate (including any surtax) that applies to a U.S. citizen for such Fiscal Year (currently 28%, resulting in an Applicable Percentage of 72% for any such Fiscal Year under current law) and (ii) for any Regular Tax Fiscal Year, the highest marginal U.S. federal income tax rate (including any surtax) that applies to a U.S. citizen for such Regular Tax Fiscal Year (scheduled, under current law, to increase to 39.6% for Fiscal Years after 2012, resulting in an Applicable Percentage for any of such Fiscal Years which are Regular Tax Fiscal Years of 60.4%).

For purposes of Section 3.1, “Adjusted Applicable Percentage” for any Fiscal Year means the lesser of: (A) the Applicable Percentage for such Fiscal Year plus the product of such Applicable Percentage multiplied by a fraction, the numerator of which is the percentage of certain itemized deductions subject to disallowance under Code Section 68(a)(1) for such Fiscal Year (which is currently 0% but which, under current law, is scheduled to become 3% for Fiscal Years after 2012) and the denominator of which is the highest marginal California personal income tax rate (including any surtax) that applies to a California resident individual for such Fiscal Year (which rate is currently 10.3%), resulting in such fraction being 3%/10.3%, or the equivalent of 29.126%, for Fiscal Years after 2012 (absent any change in current law), and (B) the Applicable Percentage for such Fiscal Year plus the product of (i) the excess of one hundred percent (100%) over such Applicable Percentage and (ii) the maximum percentage (if any) of California personal income tax which is subject to disallowance as a deduction from federal taxable income under Code Section 68(a)(2) for such Fiscal Year (which, under current law, is scheduled to become 80% for Fiscal Years after 2012); resulting, under current law as scheduled to go into effect for Fiscal Years after 2012, in (A) being 77.992% and (B) being 92.080% and the Adjusted Applicable Percentage therefore being 77.992% (which is the lesser of (A) and (B)) for Fiscal Years after 2012. In no event shall the Adjusted Applicable Percentage exceed 100%.

“Regular Tax Fiscal Year” means a Fiscal Year (which solely for purposes of this definition shall mean, in the case of a Fiscal Year of less than 12 months, the calendar year which includes such Fiscal Year) for which Helga Arminak owes federal income tax, but not federal alternative minimum tax. A Fiscal Year shall be irrebuttably presumed to be a Regular Tax Fiscal Year if, within 9  1/2 months after the end of such Fiscal Year, Helga Arminak delivers to the Company a written certification from her accountant that she owes (or owed but paid) federal income tax, but not federal alternative minimum tax, for such Fiscal Year and shall be irrebuttably presumed not to be a Regular Tax Fiscal Year otherwise. Quarterly distributions under Section 3.1(b)(i) for any Fiscal Year shall be determined as though such Fiscal Year were not a Regular Tax Fiscal Year, but if such Fiscal Year is, within 9  1/2 months after the end of such Fiscal Year, determined to be a Regular Tax Fiscal Year (by reason of Helga Arminak’s timely delivery of a certification in accordance with the preceding sentence), then a true-up distribution shall be made in accordance with the proviso of the penultimate sentence of Section 3.1(b)(i).

(c) Withholding Taxes.

(i) Any amount paid by the Company for or with respect to any Unitholder on account of any withholding tax or other tax payable with respect to the income, profits or distributions by the Company pursuant to the Code or the Treasury Regulations thereunder, or any state, local or non U.S. statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Unitholder for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. Notwithstanding the foregoing, to the extent that the amount required to be remitted by the Company under any Withholding Tax Act is in excess of the amount then otherwise distributable to such Unitholder, the excess shall not constitute a distribution for purposes of this Agreement, but shall constitute a loan from the Company to such Unitholder (a “Tax Payment Loan”) that shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the London InterBank Offered Rate (as published on the date that such loans are made) plus 200 basis points, compounded monthly (the “Loan Rate”). So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to such Unitholder under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Member and then to the repayment of the principal of all Tax Payment Loans of such Member. Notwithstanding the foregoing provisions of this Section 3.1(c)(i), to the extent the amount required to be remitted by the Company under any Withholding Tax Act with respect to any of the A&A Members is in excess of the amount then otherwise distributable to such A&A Member, (x) the excess shall constitute a distribution and not a loan, and (y) a cash distribution shall be made to all other Members in such amounts as will cause the total amount of the distribution (including the deemed distribution of the excess) to have been made in the order and priority set forth in Section 3.1(e) (and, to the extent the Company has insufficient funds to make such distribution to the other Members under this clause (y), the amount owed to them shall be a debt of the Company which bears interest at the Loan Rate).

(ii) The Board shall take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section 3.1(c)(ii).

(d) Sharing of Tax Distributions. Each tax distribution with respect to a Fiscal Year pursuant to this Section 3.1(d) shall be shared among the Members and Former Members in proportion to the relative amounts of taxable income of the Company allocated to each Member and each Former Member for such Fiscal Year (without taking into account any deductions for the Company for any interest expenses described in the first parenthetical in Section 3.1(b)(ii), or any Section 743 Adjustments attributable to particular Unitholders). For the avoidance of doubt, distributions to Unitholders under this Section 3.1(d) shall be treated as an advance of distributions to which such Unitholders are entitled under Section 3.1(a) and Section 3.1(e) or Section 6.2 and shall be offset against and reduce dollar-for-dollar any such future distributions.

(e) Priority of Distributions. Except as provided in Section 3.1(b), all Distributions under this Section 3.1, including in connection with any (a) liquidation, dissolution or winding up of the Company or (b) Change of Control Transaction (each of the events described in clauses (a) and (b) shall be referred to herein as a “Liquidity Event”), shall be made in immediately available funds to the Unitholders ratably among such Unitholders based upon the number of outstanding Units held by each such Unitholder immediately prior to such Distribution.

(f) Certain Limitations. Except as otherwise provided by the Parent Guaranty, (i) the Unitholders shall look solely to the assets of the Company for any Distributions, whether liquidating Distributions or otherwise, and (ii) if the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the debts, obligations, and other liabilities of the Company are insufficient to make any Distributions, no Unitholder shall have any recourse against the separate assets of any other Unitholder.

(g) Erroneous Distributions. If the Company has, pursuant to any clear and manifest accounting or similar error, paid any Unitholder an amount in excess of the amount to which it is entitled pursuant to this ARTICLE III, such Unitholder shall reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company.

(h) Distributions in Kind. For the avoidance of doubt, any distribution in kind shall, for purposes of this ARTICLE III and ARTICLE VI, be treated as a distribution in an amount equal to the then Fair Market Value of the distributed asset(s).

Section 3.2 Capital Accounting Allocations.

(a) After giving effect to the special allocations in Section 3.2(b)-(g) below, any remaining Profits and Losses shall be allocated among the Unitholders, and credited or debited to their respective Capital Accounts, in such a manner that the balance of each Unitholder’s Capital Account at the end of any Taxable Year (increased by such Unitholder’s “share of Company Minimum Gain,” and “share of partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2) would equal the amount of cash that such Unitholder would receive if (i) the Company were to have sold all of its property for an amount of cash equal to the Book Value of such property (determined, for the avoidance of doubt, without adjustment for the deemed liquidation), (ii) all of such cash were used first to pay liabilities of the Company (limited, in the case of nonrecourse liabilities, to the Book Value of the assets subject to such liabilities), and (iii) any remaining cash were to have been distributed in liquidation in accordance with Section 3.1(e) at the end of such Taxable Year.

(b) Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the holders of Class A Common Units (ratably among such Unitholders based upon the respective number of such Class A Common Units held by each such Unitholder).

(c) If there is a net decrease in Company Minimum Gain during any Taxable Year, each Unitholder shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Unitholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6). This Section 3.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Deductions and Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).

(e) If there is a net decrease during any Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(i)(4). This Section 3.2(e) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f) If any Unitholder unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases an Adjusted Capital Account Deficit as of the end of any Taxable Year, then Profits (and, if necessary, gross income) for such Taxable Year shall be allocated to such Unitholder in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 3.2(f) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(g) Profits and Losses described in Section 2.3(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

Section 3.3 Tax Allocations.

(a) Except as provided below in this Section 3.3, the income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using a permissible method chosen by the Board.

(c) If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using a permissible method chosen by the Board.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii) or any other applicable law.

(e) Allocations pursuant to this Section 3.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

(f) The Members acknowledge and agree that, by reason of Rieke Member’s purchase of its Units from HRA pursuant to the Purchase Agreement, the Company terminated as a partnership for federal income tax purposes under Code Section 708(b)(1)(B), and the Company’s taxable year closed, on the Closing Date under the Purchase Agreement and the Company constitutes a new partnership for federal income tax purposes, with a new taxable year commencing, on the day after such Closing Date. In the Purchase Agreement, the parties agreed that on its federal income tax return for the taxable year ending on such Closing Date

(immediately prior to the effective date of this Agreement), the Company shall make an election under Code Sections 743 and 754 with respect to Rieke Member’s purchase of its Units from HRA. The Members expect that the federal income tax benefits to Rieke Member of such election by the terminated tax partnership will apply with respect to the new tax partnership irrespective of whether the new tax partnership makes an election under Code Sections 743 and 754.

ARTICLE IV

MANAGEMENT

Section 4.1 Authority of Board.

Except as otherwise provided herein, (i) the Board shall conduct, direct and exercise full control over all activities of the Company, (ii) all management powers over the business and affairs of the Company shall be vested in the Board and (iii) the Board shall have the power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement, or any other agreement, instrument, or other document to which the Company is a party or by virtue of its holding the equity interests of any Subsidiary thereof. Unless delegated such power in accordance with Section 4.5, no member of the Board in his or her individual capacity shall do any act that would be (or could be construed as) binding on the Company, or make any expenditures on behalf of the Company. The Board will prepare an Annual Budget for the Company’s Subsidiaries, will endeavor to receive periodic reports from the management of the Company’s Subsidiaries on a periodic basis, and the Board members are expected to actively communicate and participate in all matters before the Board.

Section 4.2 Composition of the Board.

(a) The Board initially shall be comprised of three (3) members: (i) one member designated by the A&A Members, and (ii) two members designated by the Rieke Member. If the A&A Members hold less than 10% of the total Units outstanding at any time, then the A&A Members shall no longer be entitled to designate a member to the Board and the Rieke Member shall be entitled to designate all three members to the Board.

(b) Initially, the Board member designated by the A&A Members will be Helga Arminak, and the Board members designated by the Rieke Member will be Lynn Brooks and Josh Sherbin.

(c) The composition of the board of directors or managers (and board observers) of Yuyao and each other Subsidiary of the Company (each, a “Sub Board”) shall be identical to the Board, unless the Board determines that to comply with applicable government regulations, a Sub Board must be comprised of different membership.

(d) So long as the A&A Members are entitled to designate a Board member, such Board member shall be entitled to be a member of any committee formed by the Board or a Sub Board.

(e) The removal from the Board or a Sub Board (with or without cause) of any Board member designated hereunder shall be upon the appointing party’s written request, but only upon such written request and under no other circumstances; provided, however, that the Rieke Member may remove any Board member designated by the A&A Members if the A&A Members then hold less than 10% of the total Units outstanding

(f) In the event that any Person ceases to serve as a member of the Board or any Sub Board during such member’s term of office, the resulting vacancy on the Board or any Sub Board shall be filled by the party that designated the Board member whose leaving created such vacancy, as provided hereunder.

(g) Notwithstanding the foregoing provisions of this Section 4.2 to the contrary, in the event that any Person’s membership on the Board or the Sub Board causes any regulatory issues or is a cause of concern to any regulatory body, then such Person shall be removed and a replacement member of the Board will be appointed by the designating Member.

(h) The Company shall pay, or shall cause its Subsidiaries to pay, the reasonable out-of-pocket fees and expenses incurred by each member of the Board in connection with such member’s service on the Board, including, without limitation, attending any meeting of the Board or any committee thereof or any meeting of a Sub Board or any committee thereof. Except as otherwise provided in the immediately preceding sentence or elsewhere in this Agreement, the members of the Board shall not be compensated for their services as members of the Board.

Section 4.3 Proxies.

A Representative entitled to vote may vote at a meeting of the Board or any committee thereof either in person or by proxy executed in writing by such Representative. An email or similar transmission by the Representative, or a photographic, facsimile or similar reproduction of a writing executed by the Representative shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 4.3. Proxies for use at any meeting of the Board or a Sub Board or any committee thereof or in connection with the taking of any action by written consent shall be filed with the Board or that Sub Board, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the majority of the Board or a Sub Board who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

Section 4.4 Meetings and Consent Rights, etc.

(a) Actions of the Board, any Sub Board or any Committees. Meetings of the Board or any Sub Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or that Sub Board or such committee. Regular meetings of the Board or any Sub Board shall be held on such dates and at such times as shall be determined by the Board or that Sub Board. Special meetings of the Board or any Sub Board or any committee may be called by any member of the Board (or, in the case of a special meeting of any committee of the Board or any Sub Board, by any member thereof) on at least two (2) business days prior written notice to the other members of the Board (or Board Committee or Sub Board), which notice shall state the purpose or purposes for which such meeting is being called. In the event that the a Board member determines in good faith that a dispute exists regarding the Board’s compliance with the terms set forth in Section 4.4(e), or (f), a special meeting of the Board may be called by such Board member on at least two (2) business days prior written notice to the other Board members, which notice shall state the purpose or purposes for which such meeting is being called and identify the transaction or transactions which are being challenged. In addition, in the event that the Company’s President determines in good faith that a significant operational issue affecting the Company’s business exists, a special meeting of the Board may be called by such officer on at least two (2) business days prior written notice to the Board members, which notice shall state the purpose or purposes for which such meeting is being called and identify the issue or issues which exist. Subject to the next sentence, the actions taken by the Board or any Sub Board or any committee at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Representative as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Board or any Sub Board or any committee thereof may be taken by vote of the Board or that Sub Board or any committee at a meeting of the members thereof. Notwithstanding anything contained in this Agreement to the contrary, the actions by the Board or any Sub Board or any committee thereof may be taken by written consent (without a meeting and without a vote) so long as such consent is signed by all members of the applicable Board or Sub Board or committee. A meeting of the Board or any Sub Board or any committee may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.

(b) Board Action. Each Board member shall have one vote on all matters submitted to the Board or any Sub Board or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). In evaluating whether to give any approval or consent pursuant to this Section 4.4(b) or in taking any action otherwise in connection herewith, each Board member shall not be required to take into account any fiduciary or other duties or responsibilities to other Unitholders or any other Person.

(c) Board Consent. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall take or agree to take any of the following actions unless, said decisions or actions on the part of any of the Company and its Subsidiaries have been approved in advance in writing by the unanimous vote of the Board members; provided, however, that after Helga Arminak is no longer employed by the Company, the decisions or actions in clauses (viii) and (ix) below shall only require a majority vote of the Board members:

(i) any redemption by the Company of any Units at greater than Fair Market Value;

(ii) any action to liquidate or dissolve the Company;

(iii) change or exit the principal business line of the Company;

(iv) a merger, consolidation, or other similar transaction involving the Company;

(v) acquire any other Person (whether through the acquisition of all or substantially all of the assets of a Person, the acquisition of a controlling equity interest in a Person, a merger with another Person or otherwise);

(vi) allow any Person (other than the Company) to use or license other than on an arms’ length basis the Company name or the Company’s intellectual property

(vii) take any action that would cause the Company to be characterized as an entity other than a partnership for federal income tax purposes;

(viii) allow any Person (other than the Company) to use or license on an arms’ length basis the Company name or the Company’s intellectual property; and

(ix) relocate the Company headquarters to a location that is more than fifteen (15) miles from the current principal office of the Company.

(d) Committee Actions. Committees shall not be authorized or permitted to take any action that requires unanimous Board consent, as specified in Section 4.4(c).

(e) Affiliate Transactions. From and after the date hereof, neither the Company nor any Subsidiary shall take any action or enter into any transaction, agreement or arrangement (including, any series of related transactions, agreements, arrangements or actions) in excess of $10,000 with any partner, member, stockholder, manager, officer or director of the Company or any Subsidiary, or any relative or Affiliate (including such Affiliate’s partners, members, stockholders, managers, officers or directors) of any of the foregoing other than (A) as expressly contemplated by this Agreement or any other agreement expressly contemplated hereby, including the Purchase Agreement, and (B) (x) for payment of salaries and bonuses to employees in the normal course of business, (y) reimbursement to employees for reasonable out-of-pocket expenses incurred in connection with services rendered, and (z) for other standard employee benefits made generally available to other employees; provided that the Company Group may enter into and perform the transactions (in accordance with the terms thereof, as in effect on the date hereof) required under the agreements specified on Schedule 4.4(e) hereto, so long as (i) the terms of such transaction are no less favorable in any material respect than what could reasonably be expected to be obtained from an unaffiliated party using commercially reasonable efforts, and (ii) such transaction has been approved at a meeting of the Board in which at least two (2) business days prior written notice is provided to each of the Board members in accordance with Section 4.4(a); provided, further, that the Company Group may enter into and perform transactions with Rieke Member and its Affiliates other than members of the Company Group (collectively, the “Rieke Group”), so long as (1) any such transactions consisting of sales by the Company Group to the Rieke Group are priced at the Company Group’s cost of sales determined in accordance with GAAP, based either on the third party manufacturing cost or, for product manufactured internally, standard costs as described below in the definition of “Intercompany Profit” (as defined below), plus a mark-up equal to 50% of the Intercompany Profit that the Rieke Group earns on the sale of the applicable products to its customers, and (2) any such transactions consisting of purchases by the Company Group from the Rieke Group are priced at the Rieke Group’s cost of sales determined in accordance with GAAP, based either on the third party manufacturing cost or, for product manufactured internally, standard costs as described below in the definition of “Intercompany Profit,” and consistent with past practice plus a mark-up equal to 50% of the Intercompany Profit (defined below) that the Company Group earns on the sale of the applicable products to its customers. For purposes of this Section 4.4(e), the term “Intercompany Profit” with respect to products purchased from a third-party manufacturer shall mean, the excess of the selling price (net of discounts and rebates) to the ultimate customer less the sum of (a) the cost of sales for the product acquired from the third party manufacturer, as determined in accordance with GAAP and consistent with past practice, (b) customs, duties and import/export taxes, as applicable, (c) royalties related to such products, and (d) the freight costs incurred, but only to the extent not paid by the customer, to ship the product from the third party manufacturer either to the Rieke Group’s or the Company Group’s warehouse, as applicable, or directly to the ultimate customer. Notwithstanding the foregoing, the term “Intercompany Profit” with respect to product manufactured by either the Rieke Group or the Company Group shall mean the excess of the selling price (net of discounts and rebates) to the ultimate customer less the sum of (a) the manufacturer’s variable cost of sales, based on internal standard costs adjusted quarterly, as determined in accordance with GAAP and consistent with past practice, (b) customs, duties and import/export taxes, as applicable, (c) royalties related to such products, and (d) the freight costs incurred, but only to the extent not paid by the customer, to ship the product from the manufacturing facility either to Rieke Group’s or the Company Group’s warehouse, as applicable, or directly to the ultimate customer.

For the avoidance of doubt, over the term of the Put/Call Period, the Company Group and the Rieke Group will each continue to record sales to their existing customers listed on the Existing Customer List posted to the Dataroom at Index #7.8 (the “Existing Customers”) and their Independently Developed New Customers (as defined below) consistent with past practice.

The intercompany pricing provisions detailed above shall apply with respect to all intercompany transactions between the Company Group and Rieke Group, including additional sales to Existing Customers, as well as sales to new customers (collectively, “Incremental Sales”) whereby Company Group supplies products to Rieke Group on one hand, or Rieke Group supplies products to Company Group on the other hand, for incremental sales to the ultimate customer; provided, however, (A) in the event the manufacturing of a Company Group product is moved from a third-party manufacturer of the Company Group or a Company Group manufacturer to a third-party manufacturer of the Rieke Group or a Rieke Group manufacturer (a “Company Excluded Product”), 100% of the Intercompany Profit from the sales (net of discounts and rebates) of any Company Excluded Product shall be allocated to the Company Group (using a cost of sales for such Company Excluded Product equal to the lower of (i) the Company Group’s third party manufacturer’s invoiced costs or the Company Group manufacturer’s cost of sales for the Company Excluded Product, as determined in accordance with GAAP and consistent with past practice, and including in either case, (a) customs, duties and import/export taxes, as applicable, (b) royalties related to such products, and (c) the freight costs incurred, but only to the extent not paid by the customer, to ship the product directly to the ultimate customer, or (ii) the Rieke Group’s third party manufacturer’s invoiced costs or the Rieke Group manufacturer’s variable cost of sales for the Company Excluded Product, based on internal standard costs adjusted quarterly, as determined in accordance with GAAP and consistent with past practice, and including in either case, (a) customs, duties and import/export taxes, as applicable, (b) royalties related to such products, and (c) the freight costs incurred, but only to the extent not paid by the customer, to ship the product directly to the ultimate customer), and such sales shall not be considered Incremental Sales, and (B) in the event the manufacturing of a Rieke Group product is moved from a third-party manufacturer of the Rieke Group or a Rieke Group manufacturer to a third-party manufacturer of the Company Group or a Company Group manufacturer (a “Rieke Excluded Product”), 100% of the Intercompany Profit from the sales (net of discounts and rebates) of any Rieke Excluded Product shall be allocated to the Rieke Group (using a cost of sales for such Rieke Excluded Product at the lower of (i) the Rieke Group’s third party manufacturer’s invoiced costs or the Rieke Group manufacturer’s cost of sales for the Rieke Excluded Product, as determined in accordance with GAAP and consistent with past practice, and including in either case, (a) customs, duties and import/export taxes, as applicable, (b) royalties related to such products, and (c) the freight costs incurred, but only to the extent not paid by the customer, to ship the product directly to the ultimate customer, or (ii) the Company Group’s third party manufacturer’s invoiced costs or the Company Group manufacturer’s variable cost of sales for the Rieke Excluded Product, based on internal standard costs adjusted quarterly, as determined in accordance with GAAP and consistent with past practice, and including in either case, (a) customs, duties and import/export taxes, as applicable, (b) royalties related to such products, and (c) the freight costs incurred, but only to the extent not paid by the customer, to ship the product directly to the ultimate customer,), and such sales shall not be considered Incremental Sales. The foregoing procedure regarding Company Excluded Products and Rieke Excluded Products may be modified upon the written consent of the A&A Representative and the Rieke Member.

The parties hereto agree that during the Put/Call Period, neither the Company Group nor the Rieke Group will sell its products directly to the other party’s Existing Customers or the other party’s Independently Developed New Customers but will instead sell to such customers through an intercompany transaction and such sales (except for Excluded Products) shall be treated as Incremental Sales as described above and sales of Excluded Products shall be treated as described above. “Independently Developed New Customers” shall be customers of either the Company Group or the Rieke Group, respectively, other than Existing Customers or Jointly Developed New Customers (as defined below). “Jointly Developed New Customers” shall be customers of either the Company Group or the Rieke Group, respectively, other than their Existing Customers, who are legitimately developed by joint customer call(s) by representatives of both the Company Group and the Rieke Group and who have been identified and documented in writing as such before the joint customer call(s). For each sale to a Jointly Developed New Customer directly by either the Company Group or the Rieke Group (and which sale is not an Incremental Sale covered above), the Intercompany Profit related to such sale shall be allocated 50% to the Company Group and 50% to the Rieke Group.

For purposes of maximizing overall profits if a customer opportunity occurs where an exception to the above terms is necessary, both the A&A Members and the Rieke Member must mutually agree in advance to the exception and the terms thereof, with appropriate written documentation to substantiate the exception and its terms.

(f) Notice Prior to Insolvency Event. At least five days prior to commencing or otherwise initiating any Insolvency Event, the Board shall call a special meeting of the Board (in which at least two (2) business days prior notice shall be provided to all members of the Board in accordance with Section 4.4(a)), in which the Board shall discuss and approve the commencement of such Insolvency Event. For the purposes of this Section 4.4, “Insolvency Event” means (i) any filing to dissolve or liquidate the Company or any material Subsidiary, or (ii) filing a voluntary petition or otherwise initiating proceedings to have the Company or any material Subsidiary adjudicated insolvent, or seeking an order for relief of the Company as a debtor under the United States Bankruptcy Code; filing any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company or any material Subsidiary seeking the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company or any material Subsidiary; making any general assignment for the benefit of creditors of the Company or any material Subsidiary; admitting in writing the inability of the Company or any material Subsidiary to pay its debts generally as they become due; or declaring or effecting a moratorium on the debts of the Company or any material Subsidiary or taking any action in furtherance of any of the above proscribed actions.

(g) Real Estate Restrictions. Absent the prior written Approval of the Rieke Member, the Company may not, and shall cause each of its Subsidiaries not to, directly or indirectly through any interest in any entity engaging in any such activities, acquire any interest in any real estate, enter into any lease in respect of any real estate or enter into any option in respect of any of the foregoing, or modify any existing real estate lease or option of the Company Group in respect thereof.

Section 4.5 Delegation of Authority.

The Board may, from time to time, delegate to one or more Persons (including any member of the Board and including through the creation and establishment of one or more other committees) such authority and duties as the Board may deem advisable. Any delegation pursuant to this Section 4.5 may be revoked at any time by the Board in its sole discretion. No such delegation may grant to one or more Persons the ability to take any action that requires unanimous Board consent in accordance with Section 4.4(c) without first obtaining such approval.

Section 4.6 Purchase of Units.

Subject to the other provisions of this Agreement, the Board may cause the Company to purchase or otherwise acquire Units, or may purchase or otherwise acquire Units on behalf of the Company; provided that this provision shall not in and of itself obligate any Unitholder to sell any Units to the Company. As long as any Units are owned by or on behalf of the Company or any Subsidiary, such Units will not be considered outstanding for any purpose (and may not be voted).

Section 4.7 Limitation of Liability.

(a) Except as otherwise provided herein or in any agreement entered into by such Person and the Company, no Person or any of such Person’s Affiliates shall be liable to the Company or to any Unitholder for any act or omission performed or omitted by such Person in his or her capacity as an officer of the Company or a member of the Board or a Board committee taken in good faith, to the maximum extent permitted by applicable law; provided that, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct or knowing violation of law or for any breaches of any representations, warranties or covenants by such Person or any of such Person’s Affiliates contained herein or in any other agreement with the Company. The Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and no Board member or any of such Board member’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board (so long as such agent was selected in good faith and with reasonable care). The Board shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts selected in good faith and with reasonable care, including financial advisors, and any act of or failure to act by the Board in good faith reliance on such advice shall in no event subject the Board or any member thereof to liability to the Company or any Unitholder.

(b) Whenever this Agreement or any other agreement contemplated herein provides that the Board shall act in a manner which is, or provide terms which are, “fair” or “reasonable” to the Company or any Unitholder, the Board shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and such other matters as the Board shall consider appropriate.

(c) Whenever in this Agreement or any other agreement contemplated herein, the Board is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Board member shall be entitled to consider such interests and factors as he or she desires. The resolution, action or terms so made, taken or provided by the Board shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Board, any member thereof or any of such member’s Affiliates.

(d) To the extent that any Member has, at law or in equity, duties (including without limitation, fiduciary duties) to the Company, subject to the terms of this Agreement, such Member, acting in accordance with this Agreement, shall not be liable to the Company, any other Member or any other Person for his/her/its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of any Member otherwise existing at law or in equity, are agreed to by all parties hereto to replace such other duties to the greatest extent permitted under applicable law. Accordingly, to the maximum extent permitted by the Delaware Limited Liability Company Act, each Member hereby absolutely and irrevocably waives any and all claims, actions, causes of action, loss, cost, damage and expense, including without limitation, any and all attorneys’ fees and other costs of enforcement arising out of or in connection with any breach of any fiduciary duty by any Member in the nature of actions taken or omitted by any such Member with respect to the Company that are in compliance with this Agreement, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the Members. It is the express intent of each Member that each Member shall be and hereby is relieved of any and all fiduciary duties which might otherwise arise out of or in connection with this Agreement or the relationship(s) created or evidenced hereby or thereby.

Section 4.8 Indemnification of Members, Board members, Officers, and Others.

(a) The Company hereby agrees, and agrees to cause each Subsidiary, to indemnify and hold harmless any Person (each, an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company or such Subsidiary to provide broader indemnification rights than the Company or such Subsidiary is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or is or was serving as a Board member or officer of the Company or Subsidiary (and any Person that is or was serving as an employee or agent of the Company or Subsidiary or is or was serving at the request of the Company or Subsidiary as a representative, officer, director, Board member, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise); provided that no Indemnified Person shall be indemnified pursuant to this Section 4.8 for any expenses, liabilities and losses suffered that are attributable to the Purchase Agreement or the transactions contemplated thereby, or such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of law, or for any breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in any other agreement with the Company or such Subsidiary.

Expenses, including attorney fees, incurred by any such Indemnified Person in defending a proceeding shall to the extent of available funds be paid by the Company or such Subsidiary in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking reasonably satisfactory to the Board by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company or such Subsidiary.

(b) The right to indemnification and the advancement of expenses conferred in this Section 4.8 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Board or otherwise.

(c) The Company Group may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 4.8(a) above whether or not the Company or such Subsidiary would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 4.8.

(d) The Company shall at all times maintain professional liability insurance at its expense providing coverage of at least $2,000,000 per claim.

(e) Notwithstanding anything contained herein to the contrary, including in this Section 4.8, any indemnity by the Company or its Subsidiaries relating to the matters covered in this Section 4.8 shall be provided out of and to the extent of Company or such Subsidiaries’ assets only and no Unitholder (unless such Unitholder otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company or any Subsidiary.

(f) If this Section 4.8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company or such Subsidiary shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 4.8 to the fullest extent permitted by any applicable portion of this Section 4.8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(g) The obligations of the Company Group under this Section 4.8 shall be interpreted without regard to any other indemnification obligations from which the Indemnified Person may benefit (any other Person that provides any such other indemnity of any Indemnified Person is hereinafter referred to as an “Other Indemnitor”). Without limiting the generality of the foregoing, the Company hereby agrees on behalf of itself and its Subsidiaries:

(i) that the Company or the applicable Subsidiary shall be the indemnitor of first resort (i.e., its obligations to the Indemnified Person are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Person are secondary);

(ii) that it will not assert that the Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Company or Subsidiary must perform any of its expense advancement, reimbursement or indemnification obligations hereunder;

(iii) that the Company or Subsidiary shall be required to advance the full amount of expenses incurred by the Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Indemnified Person to the extent legally permitted and as required hereby, without regard to any rights that the Indemnified Person may have against any Other Indemnitor;

(iv) that the Company Group hereby irrevocably waives, relinquishes and releases each Other Indemnitor from any and all claims against such Other Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof;

(v) that no payment by any Other Indemnitor shall affect the foregoing, and each Other Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company or Subsidiary, and if for any reason a court of competent jurisdiction determines that any Other Indemnitor is not entitled to such subrogation, such Other Indemnitor shall have a right of contribution by the Company or Subsidiary to such Other Indemnitor with respect to any such payment by such Other Indemnitor; and

(vi) that if a third party seeks to hold an Affiliate of the Indemnified Person responsible for any action or inaction by such Indemnified Person by reason of (or arising in part out of) any event with respect to which the Company or Subsidiary has any indemnification obligation under this Section 4.8, then such Affiliate shall be entitled to indemnification under this Section 4.8 to the same extent as the Indemnified Person is entitled to indemnification hereunder.

Notwithstanding anything contained in this Agreement to the contrary and except as otherwise provided herein and/or except for enforcement of the foregoing provisions and/or as otherwise provided in any other agreement between the Indemnified Person and/or the Company or any Subsidiary relating to the employment of such Indemnified Person by the Company and/or such Subsidiary, no Indemnified Person shall be entitled to indemnification pursuant to this Agreement in connection with any claim initiated by the Indemnified Person against the Company or Subsidiary or any Member, Board member, stockholder, director, manager or officer of the Company or Subsidiary unless the Company or Subsidiary, as applicable, has, in writing, joined in or consented to the initiation of such claim.

ARTICLE V

UNITHOLDERS

Section 5.1 Limitation of Liability.

Except as otherwise provided by applicable laws, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Unitholder or Board member shall be obligated personally for any such debt, obligation or liability of the Company by reason of being a Unitholder or acting as a representative of the Company; provided that a Unitholder shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the Company.

Section 5.2 Lack of Authority of Individual Unitholders.

Unless delegated such power in accordance with Section 4.5 or as otherwise provided in this Agreement, no Unitholder shall in its capacity as such have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company, or to make any expenditures on behalf of the Company, and the Unitholders hereby consent to the exercise by the Board of the powers and rights conferred upon them by law and this Agreement.

Section 5.3 No Right of Partition.

No current or former Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 5.4 Confidentiality.

Each Unitholder recognizes and acknowledges that it may receive certain confidential and proprietary information and trade secrets of the Company Group, including but not limited to confidential information of the Company Group regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Each Unitholder (on behalf of itself and the following persons: its directors, officers, shareholders, partners, employees, agents, members, and shareholders, whether or not such Unitholder would be responsible for their acts under principles of agency law) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except for disclosure (i) to authorized representatives and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Unitholder’s obligations, or enforcing such Unitholder’s rights, under this Agreement; (ii) as part of such Unitholder’s normal reporting or review procedure, or in connection with such Unitholder’s or its Affiliates’ normal marketing, informational or reporting activities, or to such Unitholder’s (or any of its

Affiliates’) auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Unitholder or its Affiliates or the Units held by such Unitholder, or prospective merger partner of such Unitholder or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 5.4 or similar provisions in a separate non-disclosure agreement; (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Unitholder required to make such disclosure shall, to the extent permitted by law, provide to the Board prompt notice of any such disclosure and reasonably cooperate with the Board to seek confidential treatment of such disclosed information, or (v) in connection with the preservation, exercise or enforcement of such Unitholder’s rights. For purposes of this Section, “Confidential Information” shall not include any information: (x) of which such Person (or its Affiliates) became aware prior to its affiliation with the Company or any Subsidiary thereof, (y) of which such Person (or its Affiliates) learns from sources other than the Company or its Subsidiaries, whether prior to or after such information is actually disclosed by the Company or its Subsidiaries, or (z) which is disclosed in a prospectus or other documents available for dissemination to the public.

Section 5.5 Members Right to Act.

For situations in which the approval of the Members (rather than the approval of the Board on behalf of the Members) is required by this Agreement or under applicable law, the Members shall act through meetings and written consents as described in this Section 5.5:

(a) Except as otherwise provided by this Agreement, acts by Members holding a majority of the outstanding Class A Common Units, voting as a single class, shall be the act of the Members, with each Unit being entitled to one vote per Unit. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy. An email or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 5.5(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) Except as otherwise provided by this Agreement, the actions by the Members permitted hereunder may be taken at a meeting called by Members holding in the aggregate more than 50% of the outstanding voting Units by delivering to the Members a written notice at least two (2) business days in advance of such meeting which shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, each of the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. Except as otherwise provided by this Agreement, the actions by the Members entitled to vote or consent may be taken by written consent (without a meeting and without a vote) so long as such consent is signed by Unitholders having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 5.6 Other Business Ventures and Investment Opportunities.

Notwithstanding any provision in this Agreement to the contrary and for avoidance of doubt, each Unitholder and its respective Affiliates may engage in and possess interests in other business ventures and investment opportunities. None of the Company, any Subsidiary or any other Unitholder shall have any rights in or to such ventures or opportunities or the income or profits therefrom by reason of this Agreement.

Section 5.7 A&A Representative.

The A&A Members shall designate one Representative (the “A&A Representative”) to act on behalf of all the A&A Members, from time to time by providing written notice to Rieke Member. Initially, the A&A Representative designated by the A&A Members will be Helga Arminak.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

Section 6.1 Dissolution.

The Company shall be dissolved, and its affairs shall be wound up and terminated, upon:

(a) subject to Section 4.4(c) and Section 4.4(f), the affirmative vote of the holders of a majority of the voting Units approving such dissolution and liquidation; or

(b) an administrative dissolution or the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as set forth above or as otherwise required by law, the Company is intended to have perpetual existence. The Company shall not be dissolved by the admission of additional or substitute Members or by an Event of Withdrawal, and upon and after any such admission or event the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 6.2 Liquidation of Company Interests.

(a) Upon dissolution, the Company shall be liquidated in an orderly manner. The Board shall act (or, subject to compliance with Section 4.4(e), it may appoint one or more Members, Board members, officers, or other Persons to act) as the liquidators to wind up the affairs of the Company pursuant to this Agreement and terminate the Company. The costs of liquidation shall be borne by the Company. Prior to final distribution and termination, the liquidators shall continue to operate the Company and its assets with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy and discharge all debts, obligations, and other liabilities of the Company to its creditors (including, without limitation, all sales commissions or other expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, establishing cash reserves to be held in escrow for contingent or unforeseen liabilities of the Company, in such amounts and for such holding periods as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with subparagraph (i), all remaining assets of the Company shall be distributed to the Unitholders in accordance with Section 3.1(e).

(b) In making such distributions, the liquidators shall allocate each type of liquidation asset (i.e., cash or cash equivalents, units of a Subsidiary, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

(c) The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 6.2 constitutes a complete return to such Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and the Company’s property. This paragraph constitutes a compromise to which all Unitholders have consented within the meaning of the Act.

(d) Upon completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take all such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 6.2(d).

(e) A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 6.2 in order to minimize any losses otherwise attendant upon such winding up.

(f) The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to any Unitholder (it being understood that any such return shall be made solely from Company assets).

Section 6.3 Valuation.

(a) Except as otherwise provided in Section 2.3(a), the “Fair Market Value” of any assets to be valued under this Agreement shall be determined in accordance with this Section 6.3.

(b) The Fair Market Value of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents.

(c) The Fair Market Value of any asset constituting publicly traded securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive business days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization.

(d) The Fair Market Value of any assets other than cash, cash equivalents, or publicly traded securities shall be the fair value of such assets, as determined by the Board in its reasonable discretion, provided that if, within 15 days following receipt of the writing setting forth any such determination of Fair Market Value by the Board, Rieke Member or any A&A Member shall notify the Company of its disagreement with such determination, then Fair Market Value shall be determined by an independent appraiser of recognized national standing (selected by the Board and reasonably satisfactory to the disagreeing Member). Each determination of Fair Market Value shall be made in accordance with generally accepted financial practice (but without any adjustment on account of any lack of liquidity, lack of control (or minority discount), lack of voting rights, or restriction on transferability of any securities) and shall be set forth in writing, and the Company shall, immediately following such determination, deliver a copy thereof to each holder or holders of the Units then outstanding. The determination of any such independent appraiser so made shall be conclusive and binding on the Company and on all holders of Units for purposes of the transaction giving rise to the need for such determination. The Company shall pay all of the expenses incurred in connection with any such determination, including, without limitation, the expenses of the independent appraiser engaged to make such determination. If the Company shall not have engaged such appraiser within 20 days after the occurrence of the event giving rise to the need therefor, then such appraiser may be engaged by the objecting Member(s) (at the sole cost of the Company).

ARTICLE VII

BOOKS OF ACCOUNT

Section 7.1 Records and Accounting.

The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.4 and Section 9.1 or pursuant to applicable laws. All matters concerning accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.

Section 7.2 Bank Accounts.

The Company may establish accounts for the deposit of Company funds, in such types and at such institutions, as shall be determined from time to time by the Board.

Section 7.3 Fiscal Year.

The Fiscal Year of the Company shall be the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board; provided that the first Fiscal Year of the Company for purposes of this Agreement shall be the period beginning on the day after the date first set forth above and ending on December 31, 2012.

Section 7.4 Reports.

The Company shall deliver or cause to be delivered to each Unitholder, within 90 days after the end of each Fiscal Year, an annual report containing a statement of changes in the Unitholder’s equity and the Unitholder’s Capital Account balance for such Fiscal Year (if any).

Section 7.5 Tax Elections.

The taxable year of the Company (the “Taxable Year”) shall be the same as the Company’s Fiscal Year, unless the Board shall determine otherwise in its sole discretion and in compliance with applicable laws. The Board shall in its sole discretion determine whether to make or revoke any available election pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to any such election.

Section 7.6 Tax Reports.

To the extent practical, the Company shall provide to each Member, within 90 days after the end of each Taxable Year, such information as may be necessary for the preparation of each such Member’s United States federal, state and local income tax returns. The Company shall, promptly upon the request of an affected Member, indemnify each Member for any interest and/or penalties incurred by such Member resulting from any inaccuracies in any tax information provided by or from the Company or from any delays in providing any required information. If the Company files any state or local income or franchise tax return for any jurisdiction other than California, the Company shall file a composite or other similar income or franchise tax return for such jurisdiction, if permitted by such jurisdiction, in the event of a request therefor by the A&A Representative. Any amount paid on behalf of any Member with such return or on account of such filing shall be considered to have been distributed to such Member (and shall reduce the amount otherwise required to have been distributed to such Member) under Section 3.1(b) and (d) hereof.

Section 7.7 Tax Matters Partner.

Rieke Member shall serve as the Company’s tax matters partner (the “Tax Matters Partner”) within the meaning of Code Section 6231(a)(7) and under any comparable provision of state law. The Tax Matters Partner shall take, or cooperate with each other Member in taking, such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Section 6223. The Tax Matters Partner shall forward to each other Member copies of all significant written communications it may receive in that capacity, within seven (7) days after its receipt thereof. Nothing in this Section 7.7 shall authorize the Tax Matters Partner to take any action left to the determination of a Member (other than the Tax Matters Partner) under Code Sections 6221 through 6234. The Tax Matters Partner is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members (in their capacity as such).

ARTICLE VIII

TRANSFER OF COMPANY INTERESTS

Section 8.1 Transfer in General; Put/Call Rights.

The sale, transfer, assignment, pledge or other disposition of any interest in any Unit (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly (other than the indirect transfer by transfer of publicly traded securities of the parent of a Unitholder), is referred to herein as a “Transfer” and to take such action is referred to herein as to “Transfer.” No Member shall Transfer any interest in any Units, except pursuant to (A) a Call or Put (each as defined below), (B) a Permitted Transfer, (C) the provisions of Section 8.2, (D) the provisions of Section 8.3 (as a tag-along participant) or (E) any Transfer approved by all of the members of the Board in its sole discretion. Notwithstanding the foregoing, the parties agree that, except for Transfers pursuant to a Call or Put or a Permitted Transfer, prior to the Put/Call End Date, no Unitholder may Transfer any interest in any Unit.

(a) Put/Call Period. Subject the limitations set forth in this Section 8.1, the Rieke Member is entitled to purchase all of the A&A Members’ Units during the period (the “Put/Call Exercise Period”) beginning on January 1, 2014 and ending on March 31, 2016 (the “Put/Call End Date”) and the A&A Members are entitled to sell all of their Units to the Rieke Member during the Put/Call Exercise Period, in each case, the purchase right (a “Call”) or sale right (a “Put”) would only be exercisable during the following three time periods: (i) within the period beginning January 1, 2014 and ending on March 31, 2014 (the “First Exercise Period”), (ii) within the period beginning January 1, 2015 and ending on March 31, 2015 (the “Second Exercise Period”), or (iii) within the period beginning January 1, 2016 and ending on March 31, 2016 (the “Third Exercise Period”). For the purposes hereof, each of the First Exercise Period, the Second Exercise Period and the Third Exercise Period are hereinafter referred to as an “Exercise Period”.

(b) Exercise Rights.

(i) With respect to the First Exercise Period, a Call or a Put shall only be exercised for one-third of the Units owned by the A&A Members at the time of exercise. With respect to the Second Exercise Period, (A) if neither a Call nor Put was exercised during the First Exercise Period, then a Call or a Put shall only be exercised, for either one-third or one-half of the Units owned by the A&A Members at the time of exercise, or (B) if a Call or Put was exercised during the First Exercise Period, then the Call or Put for the Second Exercise Period shall only be exercised for one-half of the Units owned by the A&A Members at the time of exercise. Further, with respect to the Second Exercise Period, the parties may mutually agree to permit the exercise of the Call or Put of all the Units then owned by the A&A Members. With respect to the Third Exercise Period, a Call or a Put may be exercised for all or any portion of the Units owned by the A&A Members at the time of exercise. For the purposes hereof, a purchase of all of the Units then owned by the A&A Members, either with respect to the Second Exercise Period, by mutual agreement, or with respect to the Third Exercise Period is hereinafter referred to as a “Final Exercise”. If the Rieke Member exercises a Call and the A&A Member exercises a Put during any one of the Exercise Periods, only the exercise by the Rieke Member, on one hand, or the A&A Members, on the other hand, which is for the greater number of the A&A Members’ Units shall be effective for that Exercise Period. Notwithstanding anything to the contrary contained herein, any A&A Members’ Units transferred in connection with any Call or Put shall be transferred first by HRA, until HRA no longer has any Units, and then by Newco.

(ii) The Rieke Member may exercise a Call during an Exercise Period by delivering a written notice to the Company and the A&A Members, specifying in reasonable detail the number of Units to be purchased from the A&A Members and the Purchase Price (as defined below) for such Units.

(iii) Any A&A Member may exercise a Put during an Exercise Period by delivering written notice to the Company and the Rieke Member, specifying in reasonable detail the number of Units to be sold to the Rieke Member and the Purchase Price (as defined below) for such Units.

(iv) Lapse of Purchase/Sale Rights. Any Call or Put not fully exercised within an Exercise Period, as described above, will lapse to the extent not exercised during the applicable Exercise Period.

(c) Adjusted Gross Profit Statement.

(i) On or before February 15 in the applicable Exercise Period, the Company will prepare and deliver to the Members a written statement that has been audited by the Company’s audit firm (each, an “Adjusted Gross Profit Statement”) that sets forth the Adjusted Gross Profit to be used in the determination of the purchase price applicable to a Put or Call during an Exercise Period, which shall be the Adjusted Gross Profit for the calendar year immediately preceding such Exercise Period (the “Exercise Period Gross Profit”). The Members will cooperate as reasonably requested by the Company in connection with the preparation of the foregoing, and the Company will make the work papers used in preparing each Adjusted Gross Profit Statement and any other information reasonably requested by any Member available to such Member at reasonable times and upon reasonable notice.

(ii) The Members may dispute the calculations set forth on any applicable Adjusted Gross Profit Statement by delivering a notice (a “Notice of Disagreement”) to the Company within twenty (20) days following delivery of the Adjusted Gross Profit Statement. Any Notice of Disagreement delivered pursuant to this Section 8.1(c)(ii) will specify in reasonable detail the nature and dollar amount of any disagreement so asserted and will be delivered only if (and to the extent that) the disagreeing Member reasonably determines that the Adjusted Gross Profit set forth on the Adjusted Gross Profit Statement does not accurately present the operating results of the Company during such applicable period.

(iii) During the ten (10) days following delivery of a Notice of Disagreement, the parties will seek to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement and, if all differences are resolved and the end of the relevant Exercise Period has been reached or is within twenty (20) days of such ten (10) day period, the relevant Exercise Period shall be extended until twenty (20) days after such ten (10) day period. At the end of the ten (10) day period referred to above, if all differences are not resolved, the parties will submit to the Accounting Firm (as such term is defined in the Purchase Agreement) for review and resolution of all matters (but only such matters) which were properly included in the Notice of Disagreement, and not resolved by the parties during the ten (10) day period, and the Accounting Firm will make a final determination of the Company’s Exercise Period Gross Profit. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by the Company, on the one hand, or the disagreeing Member, on the other hand, or less than the smallest value for such item assigned by the Company, on the one hand, or the disagreeing Member, on the other hand. The Accounting Firm’s determination will be based solely on presentations by the Company and the disagreeing Member which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Exercise Period Gross Profit during the applicable time period will become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the Company and the disagreeing member (which final resolution will be delivered not more than thirty (30) days following submission of such disputed matters) and the relevant Exercise Period shall be extended until twenty (20) days after the delivery of the Accounting Firm’s final resolution to the Company and disagreeing Member. The fees and expenses of the Accounting Firm will be borne by equally by the Company and the disagreeing Member.

(d) HSR Filing. If the exercise of the purchase rights or sale rights (either individually or collectively) referenced in this Section 8.1, triggers a Hart-Scott-Rodino Anti-Trust Improvements Act (“HSR Filing”) filing requirement, any such Call or Put that triggers the HSR Filing would be subject to expiration of the applicable waiting period or the approval, if required, of the HSR Filing.

(e) Purchase Price. If the Rieke Member exercises a Call, or the A&A Members exercise a Put, the purchase price to be paid for such Call or Put shall be equal to (i) the product obtained from (A) the applicable Exercise Period Gross Profit multiplied by (B) the multiple opposite the applicable Adjusted Gross Profit range shown on the attached Schedule 8.1(e) within which such Exercise Period Gross Profit falls, and multiplied by (C) a fraction the numerator of which is equal to the number of Units subject to such Call or Put and the denominator of which is equal to the total number of Units outstanding at the time of the exercise of such Call or Put (the “Purchase Price”). In the event any fees or expenses (“Sage Fees”) are due to Sage (as defined in the Purchase Agreement) by the Company under that certain letter agreement dated March 31, 2010 by and among Sage, the Company and Helga Arminak, as amended, modified or supplemented from time to time, in connection with the exercise of the Put or Call, as applicable, (x) the Rieke Member shall, if any portion of the Sage Fees is not in dispute by the Company or Helga Arminak, deduct such undisputed amount from the amount of the Purchase Price and shall pay such amount to Sage, or (y) the Rieke Member shall, if any portion of the amount of the Sage Fees is in dispute by the Company or Helga Arminak, withhold such disputed amount from the amount of the Purchase Price until the dispute has been resolved, after which Rieke Member shall remit to Sage any amounts withheld from the Purchase Price that are then due and payable to Sage and the balance to A&A Members under Section 8.1(f).

(f) Purchase and Sale of Units Subject to Put/Call. Subject to Rieke Member’s set-off rights provided in Section 9.4 hereof, within ten (10) days following the determination of the Purchase Price for the exercise of any Call or Put in accordance with this Section 8.1, concurrently (i) each selling A&A Member, on one hand, and Rieke Member, on the other hand, shall execute and deliver a Put/Call Unit Purchase Agreement substantially in the form attached hereto as Exhibit A with respect to the Units subject to the exercised Put/Call right, (ii) each selling A&A Member shall deliver to Rieke Member the certificate representing the Units subject to the exercised Put/Call right, duly endorsed in blank or accompanied by duly executed assignments separate from certificate, and (iii) Rieke Member shall pay to each selling A&A Member an amount equal to the Purchase Price for the Units transferred (less any applicable Sage Fees deducted or withheld by Rieke Member pursuant to Section 8.1(e) provided Rieke member shall treat and pay such deducted or withheld Sage Fees in accordance with Section 8.1(e)), by wire transfer of immediately available funds to an account designated by A&A Representative (which account shall have been designated at least two (2) Business Days prior to such payment being made); provided, that if any payment is delayed by reason of Section 9.4 or otherwise, any such delayed payment shall accrue interest at the rate of five percent (5%) per annum on the outstanding balance due.

Section 8.2 Right of First Refusal.

(a) After the Put/Call End Date, at least 30 days prior to any Transfer by any A&A Member (each, an “Offering Member”) of any interest in any Unit (except Transfers referred to in clauses (A), (B) or (D) of Section 8.1 above), such Offering Member shall deliver a written notice (an “Offer Notice”) to the Company and the Rieke Member, specifying in reasonable detail the identity of the prospective transferee(s), the number of Units to be transferred (the ”Offered Units”) and the price and other terms and conditions of the proposed Transfer.

(b) Subject to the provisions of this Section 8.2, the Company may elect to purchase all or a portion of the Offered Units at the price and on the other terms set forth in the Offer Notice by delivering written notice of such election to such Offering Member within 15 days after delivery of the Offer Notice.

(c) If the Company does not purchase all of the Offered Units, subject to the provisions of this Section 8.2 below, the Rieke Member may elect to purchase all or a portion of the Offered Units not purchased by the Company at the price and on the other terms set forth in the Offer Notice by delivering written notice of such election to the such Offering Member within 10 days after notification from the Company of its election to not purchase all of the Offered Units. If the Company and/or the Rieke Member have elected to purchase all of the Offered Units from such Offering Member, such purchase shall be consummated as soon as practicable after the delivery of the election notice to such Offering Member, but in any event within 60 days of delivery of the election notice.

(d) Notwithstanding the foregoing, in the event the Company and/or the Rieke Member do not elect to purchase all of the Offered Units, then such Offering Member shall have the option, in his/her sole and exclusive discretion, to sell all of the Offered Units to the prospective transferee(s) named in the Offer Notice, and on the terms, specified in the Offer Notice within 60 days after the first delivery of the Offer Notice to the Company and the Rieke Member, it being the intent of the parties that the first refusal right herein set forth shall apply to all, not a portion of the Offered Units, such that such Offering Member shall only be obligated to sell all, not a portion, of the Offered Units to the Company and the Rieke Member.

Section 8.3 Participation Rights.

After the Put/Call End Date, subject to and following compliance with Section 8.1 and Section 8.2 above, if any Member desires to Transfer any interest in any Unit (except, Transfers referred to in clauses (A), (B) or (C) of Section 8.1 above):

(a) Such Member shall deliver an Offer Notice to each other Member and any Member may participate in such Transfer at the same price and on the same terms applicable to such Member by giving written notice of such election to such Members within 10 days after delivery of the Offer Notice.

(b) Each Member (including the Transferring Member) electing to participate in such Transfer shall be entitled to sell in the contemplated Transfer a number of Units equal to the product of (x) the number of such Units to be sold in the contemplated Transfer times (y) a fraction, the numerator of which is the number of Units held by such Member, and the denominator of which is the aggregate number of Units held by such Member and the other Members (including the Transferring Member) electing to participate in such Transfer.

(c) Such Member shall use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the electing Members in any such contemplated Transfer and to the inclusion of the Units held by such holder in the contemplated Transfer and entitled to be sold in such Transfer pursuant to Section 8.3(b) above, and the Transferring Member shall not Transfer any of its Units to any prospective transferee(s) unless (i) such prospective transferee(s) agree to allow the participation of all electing Members and to the inclusion of the Units held by such holders that are entitled to be sold in such Transfer pursuant to Section 8.3(b) above, or (ii) the Transferring Member purchases from each electing Member the same number of securities (at the same price and on the same terms) that such participating Member would have been entitled to sell had the prospective transferee(s) so agreed.

(d) In the event of a Transfer of any equity interest in any Member (except Transfers in connection with a Permitted Transfer), such Member shall obtain the agreement of the prospective transferee(s) to purchase the number of Units from each electing Member as such Member would have been entitled to Transfer pursuant to this Section 8.3 had such Member directly transferred the corresponding number of Units of the Company.

Section 8.4 Permitted Transfers.

For purposes of this ARTICLE VIII, a “Permitted Transfer” shall mean (a) in the case of any Rieke Member or any Affiliate thereof that is a Member, to its Affiliates or (b) in the case of any of HRA or Newco, to one another.

Section 8.5 Assignee’s Rights.

(a) A Transfer of a Unit permitted pursuant to this ARTICLE VIII shall be effective as of the date of assignment (unless otherwise specified therein) and compliance with the conditions to such Transfer, and such Transfer shall be shown on the books and records of the Company. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to ARTICLE X, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement and the other rights granted to Assignees pursuant to the Act; provided that, without relieving the transferring Unitholder from any such limitations or obligations and as more fully described in Section 8.6, such Assignee shall be bound by any limitations and obligations of a Unitholder contained herein by which a Member or other Unitholder would be bound on account of the ownership of Units by the Assignee.

Notwithstanding anything to the contrary herein, the rights specifically granted herein to A&A Members (including, for the avoidance of doubt, with respect to the appointment of a member to the Board pursuant to Section 4.2) shall not be assignable by any A&A Member in connection with any Transfer except in connection with a Permitted Transfer.

Section 8.6 Assignor’s Rights and Obligations.

Any Unitholder who shall Transfer any Units or other interest in the Company shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest, except that unless and until the Assignee is admitted as a Substituted Member in accordance with the provisions of ARTICLE X (the “Admission Date”), such assigning Unitholder shall retain (i) all of the duties, liabilities and obligations of a Unitholder with respect to such Units or other interest, and (ii) all of the rights and privileges of such Unitholder with respect to such Units or other interest for any period of time prior to the Admission Date other than the fractional part of the Unitholder’s interests in the Profits, Losses and Distributions of the Company. Nothing contained herein shall relieve any Unitholder who Transfers any Units or other interest in the Company from any liability of such Unitholder to the Company or the other Unitholders with respect to such Units or other interest that may exist on the Admission Date or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person or for any breaches of any representations, warranties or covenants by such Unitholder (in its capacity as such) contained herein or in the other agreements with the Company.

ARTICLE IX

COVENANTS

Section 9.1 Financial Statements and Other Information.

The Company shall deliver to each Member:

(a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each Fiscal Year, unaudited consolidated statements of income and cash flows of the Company Group for such monthly period and for the period from the beginning of the Fiscal Year to the end of such month, and unaudited consolidated balance sheets of the Company Group as of the end of such monthly period (in each case without including notes), setting forth comparisons to the Company’s Annual Budget and, on and after January 1, 2013 comparisons to the corresponding period in the preceding Fiscal Year, and all such items shall be prepared in accordance with generally accepted accounting principles, consistently applied, with explanations for significant variations between current year actuals and budget and prior year amounts;

(b) within 45 days after the end of each Fiscal Year, audited consolidated statements of income, cash flows and members’ equity of the Company Group for such Fiscal Year, and audited consolidated balance sheets of the Company Group as of the end of such Fiscal Year, setting forth in each case comparisons to the preceding Fiscal Year, all prepared in accordance with GAAP, consistently applied, and accompanied by (i) with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing reasonably acceptable to the Board and (ii) a copy of such firm’s annual management letter to the Board;

(c) within forty-five (45) days after the end of each of the Fiscal Years ending December 31, 2013, 2014 and 2015, an audited consolidated statement of Adjusted Gross Profit (as defined herein) for the applicable Fiscal Year, prepared in accordance with GAAP and the requirements of this Agreement, consistently applied;

(d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(e) at least 30 days but not more than 90 days prior to the beginning of each Fiscal Year, an Annual Budget prepared on a monthly basis for the Company Group for such Fiscal Year (displaying consolidated budget statements of income and cash flow and a consolidated budget balance sheet);

(f) promptly (but in any event within twenty business days) after the discovery or receipt of notice of any material default under this Agreement or any material agreement to which it or any of its Subsidiaries is a party or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), a written notice specifying the nature and period of existence thereof and what actions the Company Group have taken and propose to take with respect thereto; and

(g) with reasonable promptness, such other information and financial data concerning the Company Group as any Person entitled to receive information under this Section 9.1 may reasonably request.

Section 9.2 Current Public Information.

At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Units may reasonably request.

Section 9.3 Inspection Rights.

The Company will permit any Person designated by Rieke Member or the A&A Representative on reasonable notice, to visit and inspect any of the properties of the Company Group, to examine their books and records (and to make copies thereof and take extracts therefrom) and to discuss their affairs, finances and accounts with and to be advised as to the same by, their officers, consultants, counsel and accountants, all at such reasonable times and intervals as Rieke Member or the A&A Representative, as applicable, may desire subject to obligations of confidentiality under Section 5.4.

Section 9.4 Set Off Rights.

(a) Rieke Member shall have the right to set-off against any amount due to A&A Members under Section 8.1(f), any amount of indemnified Mature Losses (as that term is defined in the Purchase Agreement) due to Rieke Member, provided that Rieke Member (i) has complied with the requirements of Section 10.6 of the Purchase Agreement, and (ii) has provided the A&A Members with twenty (20) days advance written notice of its intent to exercise its set off rights hereunder; provided, further, that Rieke Member may, during the pendency of such advance notice period, withhold any amounts otherwise due to A&A Members that are subject to such set-off rights. Subject to the preceding sentence, Rieke Member may offset and apply any sums payable by Rieke Member in connection with the exercise of the Put or Call under Section 8.1 to any of the A&A Members hereunder against any indemnified Mature Losses that are then outstanding and owed to Rieke Member, which right shall not limit Rieke Member’s other rights and remedies provided for herein, in the Purchase Agreement or otherwise at law or in equity.

(b) Rieke Member shall further have the right to withhold payment (i) on any amount due to A&A Members under Section 8.1(f), if Rieke Member has a claim for indemnification for Indemnified Losses related to a breach of Section 5.20 of the Purchase Agreement (Tax Reps) or Section 9.9 of the Purchase Agreement (Tax Matters Covenant); or (ii) on any amount due to A&A Members under Section 8.1(f) in connection with a Final Exercise, if Rieke Member has an outstanding claim for indemnification for Indemnified Losses under Article 10 of the Purchase Agreement. The amount that the Rieke Member shall have the right to withhold payment on shall not exceed the amount of Rieke Member’s pending claim for Indemnified Losses subject to indemnification under Article 10 of the Purchase Agreement. Following the resolution of Rieke Member’s claim(s), Rieke Member shall have the right to set-off provided in Section 9.4(a) hereof, the amount due to Rieke Member in connection with its claim against the amount of the payment withheld by Rieke Member under this Section 9.4(b) and against any other sums payable by Rieke Member in connection with the exercise of the Put or Call under Section 8.1 to any of the A&A Members hereunder. Rieke Member’s right to withhold payment in accordance with the preceding sentences shall terminate following the resolution of Rieke Member’s claim and its set-off of the amount due, if any, in accordance with the preceding sentence.

Section 9.5 Other.

Subject to the foregoing, each Unitholder shall be entitled to request and receive in a timely manner from the Company the following information regarding the Company: (a) Schedule K-1 and similar state and local forms relating to the Unitholder’s tax liability arising out of the Company, (b) information to confirm the Unitholder’s Units, (c) such financial information regarding the Company that the Board has previously made generally available to all of the Unitholders and (d) a copy of this Agreement, as amended. Each Representative shall be given full access to all information relating to the Company.

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1 Substituted Members.

In connection with the Transfer of a Unit permitted under the terms of this Agreement and the other agreements contemplated hereby and thereby, the transferee shall not become a Member (a “Substituted Member”), until the later of (i) the effective date of such Transfer and (ii) the date on which the Board approves in its reasonable discretion such transferee as a Substituted Member, which admission shall be shown on the books and records of the Company; provided that this clause (ii) shall not apply to (x) any Permitted Transferee or (y) any other transferee who acquires Units in a transfer pursuant to Section 8.3.

Section 10.2 Additional Members.

A Person may be admitted to the Company as an Additional Member only as permitted under Section 2.2 and with the prior written consent of the Board and after furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 12.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines in its sole discretion (or automatically in the case of any Permitted Transferees that acquire Units in accordance with this Agreement) that such conditions have been satisfied, and such admission shall be shown on the books and records of the Company.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

No Unitholder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to ARTICLE VI, except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 8.6, such Unitholder shall cease to be a Unitholder.

Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account in the Company (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Power of Attorney.

Each Unitholder does hereby constitute and appoint its respective Representative(s) with full power to act without the others, as such Unitholder’s true and lawful representative and attorney-in-fact, in such Unitholder’s name, place and stead, to make, execute, sign, acknowledge and deliver or file in such form and substance as is approved by such Representative (a) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, or to qualify or continue the qualification of the Company in the State of California and in all jurisdictions in which the Company may conduct business or own property, and any amendment to, modification to, restatement of or cancellation of any such instrument, document or certificate, (b) all instruments, documents and certificates which the Board shall deem appropriate to reflect any amendment, change, modification, or restatement of this Agreement approved in accordance with the terms hereof or any other action or change permitted by this Agreement, (c) all conveyances and other instruments, documents and certificates which may be required to effectuate the dissolution and termination of the Company approved in accordance with the terms of this Agreement and (d) all instruments relating to the admission, withdrawal, or substitution of any Unitholder in accordance with the terms hereof. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the death, disability, incompetency, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of such Unitholder’s Units, and shall extend to such Unitholder’s heirs, successors, assigns, and personal representatives but such power of attorney may not be exercised unless such Unitholder shall have refused to take the action it is required to hereunder after written request by the Company to take such action and after the expiration of 5 business days after such request. For purposes of this Agreement, the A&A Representative shall always be designated by the A&A Members regardless of whether the A&A Representative is also appointed as a member of the Board.

Section 12.2 Further Assurances.

The parties shall execute and deliver all documents, instruments, and certificates, provide all information, and take or refrain from taking all such further actions as may be reasonably necessary to effect the provisions of this Agreement.

Section 12.3 Title to Company Assets.

The Company’s assets will be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, will have any ownership interest in any Company asset or any portion thereof.

Section 12.4 Creditors.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a creditor.

Section 12.5 Amendments, Modifications, or Waivers.

Any provision of this Agreement may be amended, modified or waived with the written approval of Members holding a majority of the Class A Common Units; provided, however, that notwithstanding the foregoing:

(a) this Agreement shall not be amended:

(i) in any manner that would materially, adversely and disproportionately affect any Member without the consent of that Member;

(ii) so as to modify the limited liability of a Member without the consent of such Member; or

(iii) so as to increase a Member’s obligations to contribute to the capital of the Company without the consent of such Member; and

(b) this Agreement shall not be amended, modified or supplemented or any rights hereunder waived without the approval of the A&A Members if any such amendment, modification, supplement or waiver either has one or more of the following effects or consequences:

(i) any reduction, elimination or other adverse change on any right of the A&A Members to designate a Board member to attend and participate in meetings of the Board (or any committee thereof) or to approve or consent to any act, action, transaction or activity; and

(ii) any change to the provisions set forth in Section 2.2(c), Section 2.2(d), Section 2.8, ARTICLE III, Section 4.4(c), Section 4.4(e), Section 4.7, Section 4.8, Section 5.1, ARTICLE VIII, and ARTICLE IX.

Section 12.6 Successors and Assigns.

Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Unitholders and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, whether so expressed or not.

Section 12.7 Dispute Resolution.

The parties hereby adopt, and agree to submit to, the dispute resolution procedures and the related terms and conditions set forth on Exhibit B.

Section 12.8 Compliance with Laws.

At all times during the term of this Agreement, the Company shall obtain and maintain all material permits, licenses and approvals as may be required by applicable law in order to engage in its activities as described herein, and shall otherwise operate in such a manner so as to comply in all material respects with all federal, state, and local laws that may be applicable to the Company or its affairs.

Section 12.9 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 12.10 Counterparts.

This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 12.11 Descriptive Headings; Interpretation.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement, including “it” in referring to any Member, shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.12 Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (d) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. U.S. eastern time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the Company and to all Unitholders to the addresses set forth on Schedule 12.12 hereto or to such other address or facsimile number or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section 12.13 Complete Agreement.

This Agreement, the Purchase Agreement, the other documents expressly referred to herein, and related documents of even date herewith embody the complete agreement and understanding among the parties and terminate, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.14 Business Days.

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Delaware, or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

Section 12.15 Delivery by Electronic Transmission.

This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or e-mail delivery of documents in Adobe PDF format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of documents in Adobe PDF format to deliver a signature or the fact that any signature or agreement or instrument was transmitted through the use of a facsimile machine or e-mail delivery of documents in Adobe PDF format as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.16 Survival.

Section 4.7, Section 4.8, Section 5.1, Section 5.4 and Section 12.9 through Section 12.16 shall survive and continue in full force in accordance with their terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Limited Liability Company Agreement to be signed as of the date first above written.

COMPANY: ARMINAK & ASSOCIATES, LLC

/s/ Helga Arminak
By:	Helga Arminak
Its:	President

A&A MEMBERS: HRA HOLDING CORPORATION

/s/ Helga Arminak
By:	Helga Arminak
Its:	President

NC HOLDING, LLC

/s/ Helga Arminak
By:	Helga Arminak
Its:	President

RIEKE MEMBER: RIEKE-ARMINAK CORP.

/s/ Lynn Brooks
By:	Lynn Brooks
Its:	President

SECOND AMENDED AND RESTATED A&A LLC AGREEMENT

EXHIBIT A

Put/Call Unit Purchase Agreement

[see attached]

PUT/CALL UNIT PURCHASE AGREEMENT

This PUT/CALL UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into this             day of             by and between Rieke-Arminak Corp., a Delaware corporation (“Buyer”) and [HRA Holding Corporation, a California corporation / NC Holding, LLC, a California limited liability company] (“Seller” and together with Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Purchase Agreement (defined below).

RECITALS

WHEREAS, Helga Arminak, Armin Arminak, Roger Abadjian, Seller, [HRA Holding Corporation, a California corporation / NC Holding, LLC, a California limited liability company] (the “Other A&A Member and together with Seller, the “A&A Members”), Helga Arminak, in her capacity as Member Representative, Arminak & Associates, LLC, a Delaware limited liability company (the “Company”) and Buyer entered into that certain Purchase Agreement, dated as of             , 2012 (the “Purchase Agreement”), in connection with Buyer’s initial purchase of 70% of the membership interests of the Company from [Seller/Other Member];

WHEREAS, the A&A Members are members of the Company and parties to that certain Second Amended and Restated Limited Liability Company Agreement dated as of             , 2012 by and among the A&A Members, Buyer and the Company (the “Operating Agreement”);

WHEREAS, as contemplated by the Purchase Agreement and upon the terms and subject to the conditions forth in the Operating Agreement, Buyer has the option to purchase, and each of the A&A Members has the option to put, the membership interests in the Company, represented as units (the “Units”) that are owned by the A&A Members (the “Put/Call Rights”);

WHEREAS, in accordance with Section 8.1 of the Operating Agreement, the Put/Call Rights have been exercised and pursuant to Section 8.1 of the Operating Agreement, Buyer will acquire the Units listed on Schedule 1 (the “Transferred Units”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as contemplated by Section 8.1 of the Operating Agreement, Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, the Transferred Units.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.	Purchase Transaction.

(a) Seller hereby sells and conveys to Buyer, and Buyer hereby purchases and accepts from Seller, all of the Transferred Units, free and clear of all Encumbrances; provided, however, that Seller shall retain the right to receive tax distributions under Sections 3.1(b) and 3.1(d) of the

Operating Agreement related to allocations of taxable income of the Company with respect to the Transferred Units for all periods through the date first written above.

(b) Buyer hereby pays to Seller $            (the “Purchase Price”), in accordance with, and subject to the terms and conditions set forth in, Section 8.1(f) of the Operating Agreement.

(c) Seller hereby delivers to Buyer the certificates representing the Transferred Units, duly endorsed in blank or accompanied by duly executed assignments separate from certificate.

2.	Representations and Warranties of Seller.

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that:

(a) Organization and Power. Seller is a [corporation/limited liability company] duly [organized/incorporated], validly existing and in good standing under the Laws of the State of California and is qualified to do business in the State of California. Seller possesses all required [corporate/limited liability company] power and authority necessary to carry out the transactions contemplated by this Agreement. Seller is not in default under, and this Agreement does not violate, any provision of its governing documents.

(b) Title to Units. Seller is the record owner and beneficial owner of, and has good and marketable title to, all of the Transferred Units, free and clear of all Encumbrances. Seller hereby delivers to Buyer good and marketable title to the Transferred Units, free and clear of all Encumbrances.

(c) Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies).

(d) Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person, except to the extent already received and provided to Buyer, is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(e) Litigation. There is no litigation or proceeding, in Law or in equity, and there are no pending governmental investigations before any Governmental Authority, or to Seller’s knowledge, threatened against Seller regarding the Transferred Units or the sale of the Transferred Units to Buyer.

(f) Brokerage. Except for brokerage fees set forth on Schedule 2(f) with respect to Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller.

3.	Representations and Warranties of Buyer.

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller that:

(a) Organization and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in the State of Delaware. Buyer possesses all required corporate power and authority necessary to carry out the transactions contemplated by this Agreement. Buyer is not in default under, and this Agreement does not violate, any provision of its governing documents.

(b) Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies).

(c) Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(d) Litigation. There is no litigation or proceeding, in Law or in equity, and there are no pending governmental investigations before any Governmental Authority, or to Seller’s knowledge, threatened against Buyer regarding the purchase of the Transferred Units by Buyer.

(e) Brokerage. Buyer shall pay, and hold Seller harmless against, any Liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.	Further Assurances.

From time to time, as and when requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such actions as the requesting Party reasonably requests to carry out the purposes of this Agreement, and to consummate the purchase and sale of the Transferred Units; provided, however, that nothing in this Section 4 shall require a Party to (a) expend an unreasonable amount of time or effort, (b) incur any material unreimbursed out-of-pocket expenses, or (c) make any claim or file any action, suit or proceeding.

5.	Miscellaneous.

(a) Amendments. Any provision of this Agreement may be amended or waived; provided, that any such amendment or waiver will be binding upon the Parties only if such amendment or waiver is set forth in a writing executed by both Parties.

(b) Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

(c) Dispute Resolution. The Parties hereby adopt and agree to submit to, the dispute resolution procedures and the related terms and conditions set forth on Exhibit A to the Operating Agreement. For purposes thereof, Buyer shall be referred to as Rieke Member.

(d) Severability. In the event one or more of the provisions of this Agreement should for any reason, be held to be invalid, illegal or unenforceable in any respect, any such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Entire Agreement. This Agreement, the Purchase Agreement and the Operating Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

(f) Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission (including those in PDF format) shall have the same effect as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

BUYER: RIEKE-ARMINAK CORP.

By:

Name:

Title:

SELLER: [HRA HOLDING COMPANY / NC HOLDING, LLC]

By:

Name:

Title:

Schedule 1

Transferred Units

Owner	Number of Units

Schedule 2(f)

Seller Brokerage

EXHIBIT B

Dispute Resolution Procedures

(Capitalized terms used and not defined in this Exhibit B have the respective meanings assigned thereto in the Second Amended and Restated Limited Liability Company Agreement of

Arminak & Associates, LLC to which this Exhibit B is attached)

The following procedures for resolution of disputes shall apply and shall be followed for any dispute or disagreement between the parties arising out of or in any way relating to the Agreement, including disputes or disagreements regarding indemnity claims under the Agreement, tort and any other claims (a “Dispute”).

A.	Negotiation.

In the event of a Dispute, the Dispute shall be referred for discussion to senior representatives of the parties: the Company being represented by an individual selected by the Board, Rieke Member being represented by a senior executive officer of Rieke or TriMas Corporation who has direct operational responsibility for the matters contemplated by this Agreement and A&A Members being represented by the A&A Representative (for purposes of this Exhibit B, each such representative may be referred to as a “Negotiating Party”). The Negotiating Parties shall promptly meet in a good faith effort to resolve the Dispute. If the Negotiating Parties do not agree to a resolution within 30 calendar days after referral of the matter to them, then the mediation procedure set forth in Section B below shall apply. The date on which a Dispute is deemed to have been referred to the Negotiating Parties shall be the first date on which one of the parties to the Agreement sends written notice (which may be an email communication) stating in substance and effect that a Dispute should be referred to the Negotiating Parties.

B.	Mediation.

If a Dispute is not resolved by negotiation pursuant to Section A above, the parties shall submit the Dispute to non-binding mediation as described herein. No party shall initiate any arbitration (Section C) or lawsuit (Section D) arising out of the parties’ relationship, or this Agreement, or seeking enforcement of, or any other legal remedy founded on, the Agreement, until after the Dispute has been submitted to mediation conducted in accordance with the procedures stated in this Section B.

1. Either party may initiate a mediation proceeding by sending a written Request for Mediation to the office of the American Arbitration Association located in New York, New York (the “Mediation Service”), with a copy to the other party. The Request for Mediation shall describe with reasonable specificity the nature of the Dispute and claim for relief. Thereupon, both parties will be obligated to engage in the mediation which shall be conducted in accordance with the Mediation Service’s then current rules, except to the extent such rules conflict with this Section B, in which case this Section B shall control.

2. A single mediator, who must be a retired judge or other mutually agreeable person with no past or present affiliation or conflict with any party to the mediation, will conduct the mediation. The parties agree that the mediator and Mediation Service’s employees shall be disqualified as a witness, expert, consultant or attorney in any pending or subsequent proceeding relating to the Dispute which is the subject of the mediation.

3. Upon receipt of the Request for Mediation, Mediation Service shall provide the parties with a list of mediators willing to serve. The parties shall attempt in good faith to agree upon a mediator. If the parties are unable to agree upon a mediator, and either party so advises Mediation Service of that fact in writing within 10 days after receipt of the list, Mediation Service shall appoint the mediator; provided, however, if neither party notifies Mediation Service within that time, the parties hereby authorize Mediation Service to appoint the mediator. The fees and expenses of Mediation Service, including (without limitation) the mediator’s fee, shall be shared equally by the parties. Each party shall bear its own attorney’s fees and other costs incurred in connection with the mediation irrespective of the outcome of the mediation or the mediator’s evaluation of each party’s case.

4. The mediation proceeding shall commence within thirty (30) days after selection of the mediator. The mediation shall be conducted at the office of the Mediation Service in New York, New York unless the parties and the mediator agree upon a mutually acceptable alternative location.

5. At least seven (7) days before the first scheduled session of mediation, each party shall deliver to the mediator and to the other party a concise written summary of its position with respect to the Dispute and claim for relief, and such other matters required by the mediator.

6. Each party shall cause one representative having full authority to settle the claim on its behalf to attend the mediation session. The parties shall participate in good faith in the mediation with the intention of resolving the dispute, if at all possible. The parties recognize and agree, however, that the mediator’s recommendations and decision shall not be binding on the parties.

7. During the mediation, the mediator may have joint and separate meetings with the parties and their counsel, at the mediator’s discretion. The mediation proceeding shall continue until conclusion, which is deemed to occur when: (a) a written settlement is agreed by the parties, (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, (c) the parties agree in writing that an impasse has been reached, or (d) on the sixtieth (60th) day following the date of commencement of the mediation proceeding, whether or not a resolution or settlement has been achieved.

8. The mediation proceeding shall be private and non-binding, and shall be treated as a compromise settlement negotiation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation proceeding by any party or their agents, experts, counsel, employees or representatives, and by the mediator and Mediation Service’s employees, are confidential. Such offers, promises, conduct and statements may not be disclosed to any third party and are privileged and inadmissible for any purpose, including impeachment, under applicable law and rules of evidence; provided, however, that evidence otherwise discoverable or admissible shall not be rendered not discoverable or inadmissible as a result of its use in the mediation. If a party informs the mediator that information is conveyed in confidence by the party to the mediator, the mediator will not disclose the information to the other party or otherwise.

9. In order to preserve the confidentiality of the mediation proceeding, the mediator shall not provide a written evaluation of either party’s claims and defenses or of the likely resolution of the Dispute if not settled.

10. If a Dispute is not resolved by this mediation process, then the Dispute shall be resolved in accordance with either Section C or Section D, below.

C.	Binding Arbitration.

If the parties cannot resolve any Dispute where the amount involved is $5,000,000 or less by negotiation and mediation under Sections A and B above, the parties shall submit such Dispute to binding arbitration to be conducted by the American Arbitration Association (“AAA”), with a hearing locale in New York, New York (or such other locale as the parties shall mutually agree upon), in accordance with the then current Commercial Arbitration Rules of the AAA. If the parties mutually agree, they may also submit Disputes where the amount involved is greater than $5,000,000 to binding arbitration as provided in this Section C.

A party shall initiate the arbitration by filing with the AAA and serving on all other parties, a demand to commence arbitration (“Arbitration Demand”). Within ten (10) business days of the receipt of the Arbitration Demand, the parties shall attempt to reach agreement as to an independent and impartial individual to serve as the arbitrator for the Dispute. If the parties are unable to agree upon an Arbitrator within the time specified above, the parties shall so advise the AAA and the AAA will follow the process set forth in the then current Commercial Arbitration Rules of the AAA for the selection of an independent and impartial arbitrator. Any arbitrator mutually agreed upon by the parties or suggested by the AAA shall have at least ten (10) years of experience in commercial transactions, together with significant experience with merger and acquisition transactions or resolving indemnity claims with respect to merger and acquisition transactions.

Notwithstanding anything to the contrary provided in this Section C, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1 et seq. The arbitrator will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the contested amount. For example, if A&A Representative submits a claim for $1,000, and if the Rieke Member contests only $500 of the amount claimed by A&A Representative, and if the arbitrator ultimately resolves the Dispute by awarding A&A Representative $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., $300 > $500) to the Rieke Member and 40% (i.e., $200 > $500) to the A&A Members.

The arbitrator shall be vested with the discretion to permit discovery and conduct such hearings and arguments as he/she shall determine appropriate under the circumstances, taking into account the requests of the parties and the dollar amount involved in the Dispute, with the goal of expeditiously and efficiently resolving the Dispute. The parties shall keep confidential any proprietary information, trade secrets or other non-public information disclosed in discovery or during any hearing.

The arbitrator shall render his/her award within ninety (90) days after the arbitrator is selected. The arbitrator shall not be empowered to award to any party any punitive, treble, exemplary, or multiple damages and each party hereby irrevocably waives any ability to recover any such damages.

Notwithstanding anything to the contrary provided in this Section C and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration is initiated and the arbitrator is available to hear such request for temporary relief. The Award rendered by the arbitrator shall be final and binding, and judgment thereon may be entered in any court of competent jurisdiction.

D.	Exception to Duty to Conduct Arbitration.

Notwithstanding Section A, Section B or Section C or any other provision of the Agreement, either party may bring suit in any court of competent jurisdiction to obtain injunctive relief where appropriate.

D.	Judicial Relief.

For Disputes involving claims for more than $5,000,000 that the parties have not agreed to submit to binding arbitration under Section C above and which the parties cannot resolve by negotiation and mediation under Sections A and B above, the parties agree to resolve such Disputes through litigation. The parties further agree that all litigation shall be brought in either the state or federal courts located in New York, New York. Each of the parties hereby consents to the personal and subject matter jurisdiction of such courts and agrees to accept service of process of any such disputes or disagreements initiated in such courts regardless of the state of such party’s residence.

If any party commences litigation in a location other than as specified above and in breach of this Agreement, the other party may seek to have the litigation transferred to a state or federal court located in New York, New York, and each party hereby waives all rights under any applicable law to oppose such a transfer, including without limitation, based on the alleged inconvenience of any party or witnesses. The prevailing party in any such action for transfer shall be entitled to recover all of their reasonable attorneys’ fees and court courts incurred in connection with such transfer action.

E.	Governing Law; Waiver of Jury Trial.

All questions concerning the construction validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SCHEDULE 2.2(a)

Prior Unit Ownership

Class A Common Units:

Owner	Number of Class A Common Units
HRA Holding Corporation	990,000
Newco	10,000
TOTALS	1,000,000

SCHEDULE 2.2(f)

Unit Ownership Ledger

Class A Common Units:

Owner	Number of Class A Common Units	Transfer Information
Rieke-Arminak Corp.	700,000
HRA Holding Corporation	290,000
Newco	10,000
TOTALS	1,000,000

SCHEDULE 4.4(E)

Certain Transactions with Affiliates

1.	Intercompany Management Services Agreement dated January 1, 2004 by and among Rieke and each of the subsidiaries and affiliates of Rieke Corporation identified on Schedule A attached thereto (with Joinder dated as of February 24, 2012 by and among Rieke Corporation, Rieke Member, the Company and Yuyao Crystal Shine Plastic Products Trading Co., Ltd.).

SCHEDULE 8.1(e)

Put/Call Purchase Price Calculation

1.	Adjusted Gross Profit Multiples.

Adjusted Gross Profit (AGP) Range	Multiple
Less than or equal to $22,000,000	3.75x
Greater than $22,000,000 but less than or equal to $25,000,000	4.25x
Greater than $25,000,000 but less than or equal to $32,000,000	4.95x
Greater than $32,000,000	5.30x

For clarity, the above multiples shall be applied to the full amount of AGP achieved to the extent the total amount of AGP is in excess of the threshold triggering the multiple applicable to the next higher range of AGP, if any.

2.	Sample Calculations of Put/Call Exercise Purchase Price.

Ex. #1:

Put/Call Period	AGP	Number of Units Subject to Put or Call	Total Units Outstanding
Jan. 1, 2013 – Dec. 31, 2013	$20,000,000	100,000	1,000,000

Purchase Price = $20,000,000 x (3.75 x (100,000/1,000,000)) = $7,500,000.

Ex. #2:

Put/Call Period	AGP	Number of Units Subject to Put or Call	Total Units Outstanding
Jan. 1, 2013 – Dec. 31, 2013	$30,000,000	100,000	1,000,000

Purchase Price = ($22,000,000 x (3.75 x (100,000/1,000,000))) + ($3,000,000 x (4.25 x (100,000/1,000,000))) + ($5,000,000 x (4.95 x (100,000/1,000,000))) = $12,000,000.

SCHEDULE 12.12

Notices

*     *     *     *     *

A&A Members:

Notices shall be provided at the address on file with the Company for each A&A Member.